Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GP INVESTMENTS ACQUISITION CORP.,

LET’S GO ACQUISITION CORP.,

RIMINI STREET, INC.,

and

solely in his capacity as the initial
Holder Representative hereunder,

THE HOLDER REPRESENTATIVE NAMED HEREIN,

dated as of May 16, 2017

Exhibits

Exhibit A	Form of Transaction Support and Voting Agreement
Exhibit B	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit C	Form of Bylaws of Acquiror upon Domestication

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 16, 2017 (this “Agreement”), is made and entered into by and among GP Investments Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Let’s Go Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Rimini Street, Inc., a Nevada corporation (the “Company”), and, solely in its capacity as the initial Holder Representative hereunder, Robin Murray.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Article 206 of the Cayman Islands Companies Law (2016 Revision) (the “Domestication”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 251 of the DGCL and Section 92A.250 of the NRS, at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly-owned subsidiary of Acquiror (the “First Merger”), and, as part of the Integrated Transaction (as defined below), the surviving corporation of the First Merger would merge with and into Acquiror (the “Second Merger”, and together with the First Merger, the “Mergers”) upon the First Effective Time (as defined below) of the First Merger, all shares of the Company’s Capital Stock will be converted into the right to receive the Merger Consideration as set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) approved and declared advisable this Agreement and the First Merger and (ii) resolved to recommend approval of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Acquiror has (i) approved and declared advisable this Agreement and the Mergers and (ii) resolved to recommend approval of this Agreement by the shareholders of Acquiror;

WHEREAS, in furtherance of the First Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby, the “Acquiror Governing Documents”) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, in connection with Acquiror’s and Merger Sub’s entry into this Agreement, and as a condition to the willingness of Acquiror to enter into this Agreement, certain holders of the Company’s Capital Stock have executed and delivered to Acquiror a letter agreement, dated as of the date hereof, pursuant to which, among other things, such stockholders have agreed to certain restrictions regarding the transfer of the Acquiror Common Shares to be received by them pursuant to the First Merger (the “Company Stockholder Letter”);

WHEREAS, promptly following the execution of this Agreement, and as a condition to the willingness of Acquiror to enter into this Agreement, certain holders of (i) the Company’s Class A Common Stock, (ii) the Company’s Class B Common Stock, (iii) the Company’s Series A Preferred Stock, (iv) the Company’s Series B Preferred Stock and (v) the Company’s Series C Preferred Stock (in each case, as defined below) (such stockholders, the “Principal Stockholders”) are entering into Transaction Support and Voting Agreements in substantially the form attached hereto as Exhibit A with Acquiror pursuant to which, among other things, such securityholders have agreed to (a) vote their shares of Company Class A Common Stock, Company Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, in favor of adoption of this Agreement and the approval of the First Merger, (b) certain restrictions regarding the transfer of the Merger Consideration to be received by them and (c) take other actions in furtherance of the transactions contemplated by this Agreement (as the same may be amended from time to time pursuant to its terms, each a “Transaction Support and Voting Agreement” and collectively, the “Transaction Support and Voting Agreements”) on the terms and conditions set forth therein; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders.

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and Holder Representative agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1           Definitions. As used herein, the following terms shall have the following meanings:

2

“2016 Financial Statements” has the meaning specified in Section 6.6(a).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” means, as to any Person, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of any portion of the consolidated assets of such Person and its Subsidiaries or any class of equity or voting securities of such Person or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any other Person beneficially owning any class of equity or voting securities of such Person or any of its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries.

“Acquiror Board” has the meaning specified in Section 7.9(a).

“Acquiror Closing Calculation Statement” has the meaning specified in Section 3.6(a).

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in Article V.

“Acquiror Extension Approval” means the approval of the Acquiror Shareholders at the extraordinary general meeting of shareholders scheduled for May 23, 2017, of the proposals set forth in Acquiror’s definitive proxy statement filed with the SEC on April 24, 2017.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” has the meaning specified in Section 9.3(a).

“Acquiror Governing Documents” has the meaning specified in the Recitals hereto.

“Acquiror Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or to consummate the Mergers.

“Acquiror Option” has the meaning specified in Section 3.2(a).

“Acquiror Pre-Closing Holders” has the meaning specified in Section 12.2(a).

“Acquiror Preferred Shares” has the meaning specified in Section 5.13(a).

“Acquiror SEC Reports” has the meaning specified in Section 5.5.

3

“Acquiror Securities” has the meaning specified in Section 5.13(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) Acquiror Pre-Closing Holder to redeem all or a portion of the Acquiror Common Shares held by such shareholder at the at a per-share price, payable in cash, equal such holder’s pro rata share of the Trust Account (as determined in accordance with the Acquiror Governing Documents) in connection with the Acquiror Extension Approval or the Acquiror Shareholder Approval.

“Acquiror Share Redemptions” means the aggregate of each Acquiror Share Redemption.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.1(b), in each case, by an affirmative vote of the holders of at least two-thirds of the then outstanding Acquiror Common Shares and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J) and (K) of Section 8.1(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares or such other approval threshold required by Law, in each case, at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the First Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.1(b).

“Acquiror Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50).

“Acquiror Warranty Breach” has the meaning specified in Section 12.2(b).

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of such Person and its Subsidiaries or 15% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of such Person and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any other Person beneficially owning 15% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of such Person or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of such Person.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

4

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise.

“Aggregate Fully-Diluted Shares of the Company’s Capital Stock” means the sum, without duplication, of the aggregate number of shares of Capital Stock that are (i) issued and outstanding immediately prior to the First Effective Time (on an as-converted to Common Stock basis) or (ii) issuable upon the settlement of Options or Company Warrants (in the case of the Specified Warrants, as adjusted per the terms of the Specified Warrant Agreement, including with respect to the Rimini Ratchet Shares, as defined therein), in each case, that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable) and prior to their conversion pursuant to the terms of Section 3.2 or Section 3.3.

“Aggregate Vested Option Exercise Price” has the meaning specified in Section 3.1(e).

“Aggregate Warrant Exercise Price” has the meaning specified in Section 3.1(e).

“Agreement” has the meaning specified in the Recitals hereto.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery laws and conventions (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Applicable Percentage” means, with respect to any Escrow Stockholder, a ratio (expressed as a percentage) equal to (x) the number of shares of Capital Stock held by such holder immediately prior to the First Effective Time, divided by (y) the sum of (A) the aggregate number of shares of Capital Stock held by all Escrow Stockholders immediately prior to the First Effective Time.

“Assumed Plan” has the meaning specified in Section 7.3(a).

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Auditor” has the meaning specified in Section 3.6(b).

5

“Available Acquiror Cash” has the meaning specified in Section 7.4.

“Base Purchase Price” means $775,000,000.00.

“Basket Amount” has the meaning specified in Section 12.4(b).

“Business Combination” has the meaning set forth in Article 48 of the Acquiror Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated by this Agreement), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) or the State of Delaware are authorized or required by Law to close.

“Capital Stock” has the meaning specified in Section 3.1(a).

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents (restricted and unrestricted) and marketable securities, required to be reflected as cash, cash equivalents (restricted and unrestricted) and marketable securities on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP.

“Certificates” has the meaning specified in Section 3.4(b).

“Certificates of First Merger” has the meaning specified in Section 2.1(a).

“Certificates of Second Merger” has the meaning specified in Section 2.1(c).

“Class A Common Stock” has the meaning specified in Section 3.1(a).

“Class B Common Stock” has the meaning specified in Section 3.1(a).

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.6(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.6(a).

“Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.6(a).

6

“Closing Ownership Ratio” means (A) the Merger Consideration, divided by (B) the total number of Acquiror Common Shares issued and outstanding immediately after the First Effective Time.

“Co-Founder” means any of Thomas C. Shay, Seth A. Ravin or SAR Trust U/A/D August 30, 2005, or any permitted transferee of any of the foregoing as permitted in accordance with the terms of the Company Stockholder Letter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the voting Class A Common Stock and the Class B Common Stock, par value $0.001 per share, of the Company.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in Article IV.

“Company Fundamental Representations” has the meaning specified in Section 9.2(a).

“Company Incentive Plans” means the Rimini Street, Inc. 2007 Stock Plan, as amended through September 30, 2013 and the Rimini Street, Inc. 2013 Equity Incentive Plan.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers; provided, however, in respect of the preceding clause (i), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (d) the announcement or pendency of this Agreement or the consummation of the Mergers, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (h) any failure of the Company to meet any projections or forecasts, provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (i) any action taken (or omitted to be taken) at the request of Acquiror; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f), or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

7

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means (a) the approval of this Agreement and the transactions contemplated hereby by the (i) affirmative vote of the holders of at least a majority of the voting power of the outstanding Capital Stock, (ii) the affirmative vote of the holders of more than fifty percent (50%) of the outstanding shares of the Company’s Series B Preferred Stock and Company’s Series C Preferred Stock, voting as a single class and on an as-converted basis, (iii) the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock and (iv) the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock, in each case, at the Company Stockholders’ Meeting duly called by the Board of Directors of the Company and held for such purpose and (b) the approval of the conversion of all outstanding shares of Company Preferred Stock into shares of Class A Common Stock, to be effective as of immediately prior to the First Effective Time, by the holders of at least a majority of the outstanding shares of Company Preferred Stock (voting as a single class of stock and on an as-converted basis) at such time and the Company’s receipt of a request for such conversion by the holders of such a majority of the Company Preferred Stock.

“Company Stockholder Letter” has the meaning set forth in the Recitals hereto.

“Company Stockholders’ Meeting” has the meaning specified Section 8.1(c).

“Company Warrant Agreement” has the meaning specified in Section 3.3(b).

“Company Warrants” has the meaning specified in Section 3.3(a).

“Company Warranty Breach” has the meaning specified in Section 12.2(a)(i).

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Conversion Agreement” has the meaning specified in Section 3.3(a).

8

“Damages” means all losses, damages, liabilities and other costs and expenses.

“Deficit Amount” has the meaning specified in Section 3.6(c).

“Determination Date” has the meaning specified in Section 3.6(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.10.

“Dollars” means lawful money of the United States.

“Domestication” has the meaning specified in the Recitals hereto.

“End Date” has the meaning specified in Section 10.1(e).

“Environmental Laws” means any and all applicable foreign, United States federal, state or local laws (including common law), statutes, ordinances, rules, regulations, orders, judgments or other requirements having the force of law with its principal purpose relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Commitment Letter” has the meaning specified in Section 5.8.

“Equity Issue Amount” has the meaning specified in Section 7.4.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or another third party escrow agent to be mutually agreed by Acquiror and the Company.

“Escrow Agreement” has the meaning specified in Section 8.5.

“Escrow Stockholders” has the meaning specified in the definition of Indemnification Escrow Amount.

“ESPP” has the meaning specified in Section 7.3(b).

“Estimated Closing Date Cash” has the meaning specified in Section 3.5.

“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.5.

9

“Estimated Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.4(a)(i).

“Excluded Shares” has the mean specified in Section 3.1(a).

“Extension Shareholders’ Meeting” means the extraordinary general meeting of Acquiror Shareholders scheduled for May 23, 2017.

“Financial Statements” has the meaning specified in Section 4.8(a).

“First Delaware Certificate of Merger” has the meaning specified in Section 2.1(a).

“First Effective Time” has the meaning specified in Section 2.3.

“First Merger” has the meaning specified in the recitals.

“First Nevada Articles of Merger” has the meaning specified in Section 2.1(a).

“First-Step Constituent Corporations” has the meaning specified in Section 2.1(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GPIAC-Designated Directors” has the meaning specified in Section 11.2.

“GPIAC Indemnified Parties” has the meaning specified in Section 12.2(a).

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Holder Representative” has the meaning specified in Section 11.1(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

10

“In The Money” has the meaning specified in Section 3.3(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest (and any cost associated with prepaying any such debt solely to the extent such debt is actually prepaid), (b) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) all make-whole obligations and exit or similar fees payable to any third party with respect to any of the Company’s existing debt whether such debt is on or off balance sheet, and (e) all Indebtedness of another Person referred to in clauses (a) through (c) above guaranteed directly or indirectly, jointly or severally.

“Indemnification Claim” has the meaning specified in Section 12.3(a).

“Indemnification Escrow Amount” means a portion of the Merger Consideration equal to Five Million Five Hundred Thousand (5,500,000) Acquiror Common Shares, deducted from the Merger Consideration otherwise payable to the Persons (the “Escrow Stockholders”) as listed in Section 1.1 of the Company Disclosure Letter, in accordance with their respective Applicable Percentage.

“Indemnification Escrow Shares” means, at any given time after Closing, the Acquiror Common Shares then remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement.

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that solely for the purposes of Sections 8.4, Section 12.3 and 12.4, the Holder Representative shall be considered the Indemnitor with respect to an Indemnification Claim pursuant to Section 12.3(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.3(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the Indemnification Claim, and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).

“Integrated Transaction” has the meaning specified in the Recitals.

“Intellectual Property” means any of the rights in or associated with any of the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, service marks, trade dress and trade names, pending applications therefor, and similar reservations of names and marks, including any such rights in internet domain names; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights; and (v) any other similar type of proprietary or intellectual property rights.

11

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Joint Proxy Statement” has the meaning specified in Section 8.1(a)(i).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries, the lease, license, sublease or other occupancy agreement of which (x) may not be terminated at will, or by giving notice of thirty (30) days or less, without any cost or penalty, and (y) provides for annual rental payments in excess of $100,000.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Mergers” has the meaning specified in the recitals.

“Merger Consideration” has the meaning specified in Section 3.1(c).

“Merger Consideration Per Fully-Diluted Share” has the meaning specified in Section 3.1(e).

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Trust Release Amount” has the meaning specified in Section 9.1(j).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NASDAQ” has the meaning specified in Section 3.1(f).

“Net Issue Exercise” means that the holder of any Company Warrant shall be entitled to receive that number of shares of the applicable class of the Company’s Capital Stock (as prescribed in each such Company Warrant Agreement) equal to the quotient obtained by dividing (i) (the Per-Share Dollar Value – B)*(X) by (ii) the Per-Share Dollar Value, where (B) equals the exercise price of each such Company Warrant, and (X) equals the number of shares of the applicable class of the Company’s Capital Stock (as prescribed in each such Company Warrant Agreement) that would be issuable upon exercise of such Company Warrant in accordance with the terms of its issuance if such exercise were by means of a cash exercise rather than a net issue exercise, or such other formula as the parties to this Agreement and the holders of such Company Warrant may agree.

12

“Notification Date” has the meaning specified in Section 10.1(f).

“NRS” has the meaning specified in Section 2.1(a).

“Offer Documents” has the meaning specified in Section 8.1(a)(i).

“Option” means an option to purchase a share of Common Stock granted under a Company Incentive Plan.

“Pending Claim” has the meaning specified in Section 12.9.

“Per-Claim Basket” has the meaning specified in Section 12.4(b).

“Per-Share Dollar Value” has the meaning specified in Section 3.3(a).

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (B) for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate) and (C) which are not, individually or in the aggregate, material, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate), (iii) Liens securing rental payments under capital lease agreements, (iv) with respect to any Leased Real Property minor title defects or irregularities that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (vii) Liens described in Section 1.2 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Post-Closing Tax Period” means any taxable period (or portion thereof) after the Closing Date.

“Pre-Closing Holders” means all Persons who hold one or more shares of the Company’s Capital Stock immediately prior to the First Effective Time.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Principal Stockholders” has the meaning specified in the Recitals.

13

“Prospectus” has the meaning specified in Section 13.1.

“Q1 Financial Statements” has the meaning specified in Section 6.6(b).

“Real Property Leases” has the meaning specified in Section 4.20(b)(iv).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the shares of Acquiror Common Stock to be issued to shareholders of the Company pursuant to this Agreement.

“Related Party Transaction” has the meaning specified in Section 4.24.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second-Step Constituent Corporations” has the meaning specified in Section 2.1(c).

“Second Delaware Certificate of Merger” has the meaning specified in Section 2.1(c).

“Second Effective Time” has the meaning specified in Section 2.3.

“Second Merger” has the meaning specified in the recitals.

“Second Nevada Articles of Merger” has the meaning specified in Section 2.1(c).

“Securities Act” has the meaning specified in Section 4.24.

“Seller Indemnified Parties” has the meaning specified in Section 12.2(b).

“Series A Preferred Stock” has the meaning specified in Section 3.1(a).

“Series B Preferred Stock” has the meaning specified in Section 3.1(a).

“Series C Preferred Stock” has the meaning specified in Section 3.1(a).

“Specified Co-Founder Fraud Claim” has the meaning set forth in Section 12.4(a).

“Specified Pre-Closing Holder Fraud Claim” has the meaning set forth in Section 12.4(a).

“Specified Warrant” has the meaning set forth in Section 3.3(c).

“Specified Warrant Agreement” means that certain Warrant Consent and Conversion Agreement, to be entered into contemporaneously with this Agreement, by and among Acquiror, the Company and CB Agent Services LLC.

14

“Sponsor” means GPIC, Ltd., a company organized under the laws of Bermuda, or, as applicable, any affiliate thereof providing equity financing to Acquiror pursuant to the Equity Commitment Letter.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 75 % or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means (a) all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto and (b) any amounts described in clause (a) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another Person’s Taxes as a transferee or successor.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.29(a).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Transaction Expenses” means (A) any fees and expenses paid or payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, including any bonuses paid or payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby (but excluding “double-trigger” obligations); and (B) the Transfer Taxes to be satisfied by recourse to the Indemnification Escrow Amount pursuant to Section 8.4(b); provided that, the following shall not constitute “Transaction Expenses” and shall be borne by Acquiror: (i) fees and expenses of the Escrow Agent; (ii) fees and expenses of the Exchange Agent; (iii) fees and expenses incurred by the Company or any of its Subsidiaries to the extent relating to any third party financing of Acquiror that is contingent on the Closing; and (iv) to the extent paid prior to the Closing, any fees of expenses of the Company or any of its Subsidiaries in connection with the matters set forth in Section 7.2(b).

15

“Transaction Proposals” has the meaning specified in Section 8.1(b).

“Transaction Support and Voting Agreement” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 8.4(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 5.9.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trust Release Amount” has the meaning specified in Section 7.4.

“Trustee” has the meaning specified in Section 5.9.

Section 1.2           Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)          Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

16

(f)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3           Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter.

Article II

THE MERGERS; CLOSING

Section 2.1           The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “First-Step Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and evidenced by (i) a certificate of merger with respect to the First Merger (as so filed, the “First Delaware Certificate of Merger”) executed by the First-Step Constituent Corporations in accordance with the relevant provisions of the DGCL and (ii) articles of merger with respect to the First Merger (as so filed, the “First Nevada Articles of Merger” and, together with the First Delaware Certificate of Merger, the “Certificates of First Merger”) executed by the First-Step Constituent Corporations in accordance with the relevant provisions of the Nevada Revised Statutes (“NRS”), such First Merger to be effective as of the First Effective Time.

(b)          Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the “First-Step Surviving Corporation”), shall continue its corporate existence under the NRS, as a wholly owned subsidiary of Acquiror.

(c)          Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and the First-Step Surviving Corporation (Acquiror and the First-Step Surviving Corporation sometimes being referred to herein as the “Second-Step Constituent Corporations”) shall cause the First-Step Surviving Corporation to be merged with and into Acquiror, with Acquiror being the surviving corporation in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and evidenced by (i) a certificate of merger with respect to the Second Merger (as so filed, the “Second Delaware Certificate of Merger”) executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the DGCL and (ii) articles of merger with respect to the Second Merger (as so filed, the “Second Nevada Articles of Merger” and, together with the Second Delaware Certificate of Merger, the “Certificates of Second Merger,” and together with the Certificate of First Merger, the “Certificates of Merger”) executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the NRS, such Second Merger to be effective as of the Second Effective Time.

17

(d)          Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Acquiror, as the surviving corporation of the Second Merger (hereinafter sometimes referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL.

Section 2.2           Effects of the Mergers.

(a)          At and after the First Effective Time, the First-Step Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First-Step Constituent Corporations; and all rights, privileges, powers and franchises of each First-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First-Step Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the First-Step Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the First-Step Surviving Corporation as they are of the First-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such First-Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; but all Liens upon any property of either First-Step Constituent Corporation shall thereafter attach to the First-Step Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and the NRS.

(b)          At and after the Second Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second-Step Constituent Corporations; and all rights, privileges, powers and franchises of each Second-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Second-Step Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Second-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Second -Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; but all Liens upon any property of either Second-Step Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and the NRS.

18

Section 2.3           Closing; First Effective Time; Second Effective Time.

(a)          In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)          Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the (i) First Delaware Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (ii) First Nevada Articles of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Nevada as provided in Section 92A.200 of the NRS. The First Merger shall become effective at the time when each of the (i) First Delaware Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware and (ii) Nevada Articles of Merger have been accepted for filing by the Secretary of State of the State of Nevada, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificates of First Merger (the “First Effective Time”).

(c)          Promptly after the First Effective Time, but in all cases within one (1) Business Day thereafter, Acquiror and the First-Step Surviving Corporation shall cause the (i) Second Delaware Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (ii) Second Nevada Articles of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Nevada as provided in Section 92A.200 of the NRS. The Second Merger shall become effective at the time when each of the (i) Second Delaware Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware and (ii) Second Nevada Articles of Merger have been accepted for filing by the Secretary of State of the State of Nevada, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificates of Second Merger (the “Second Effective Time”).

Section 2.4         Certificate of Incorporation and Bylaws of the First-Step Surviving Corporation and the Second-Step Surviving Corporation.

(a)          At the First Effective Time, the certificate of incorporation and bylaws of the First-Step Surviving Corporation shall be amended and restated in their entirety in the forms attached as Sections 2.4(a)-1 and 2.4(a)-2 of the Acquiror Disclosure Letter, respectively, and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the First-Step Surviving Corporation until thereafter amended as provided therein and under the NRS.

19

(b)          At the Second Effective Time, the certificate of incorporation and bylaws of the Second-Step Surviving Corporation shall be amended and restated in their entirety to the same form as the certificate of incorporation and bylaws of Acquiror (which, for the avoidance of doubt, shall be in substantially the forms attached as Exhibits B and C hereto upon effectiveness of the Domestication), respectively, except that the name of the Second-Step Surviving Corporation shall be Rimini Street, Inc. and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.5           Directors and Officers of the First-Step Surviving Corporation and the Second-Step Surviving Corporation.

(a)          From and after the First Effective Time, the Persons identified on Section 2.5(a) of the Company Disclosure Letter as the initial directors and officers of the First-Step Surviving Corporation shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.5(a) of the Company Disclosure Letter), respectively, of the First-Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Corporation.

(b)          From and after the Second Effective Time, the Persons identified as the initial directors and officers of the Second-Step Surviving Corporation in accordance with the provisions of Section 7.9 shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6           Tax Free Reorganization Matters. The parties intend that, for U.S. federal income tax purposes, the First Merger and the Second Merger (taken together as the Integrated Transaction), will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 32, 1 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Integrated Transaction to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Integrated Transaction shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority.

20

Article III

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK AND EQUITY AWARDS

Section 3.1           Conversion of Securities.

(a)          At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Capital Stock, each share of the Company’s (v) Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), (w) Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), (x) Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), on an as-converted basis, (y) Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), on an as-converted basis and (z) Series C Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”, and together with the Class A Common Stock, Class B Common Stock, Series A Preferred Stock, the “Capital Stock”), on an as converted basis, that is issued and outstanding immediately prior to the First Effective Time (other than shares of Capital Stock, if any, (i) held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Capital Stock” hereunder and (ii) shares that are held by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS (each such share of Capital Stock referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(e).

(b)          At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.001 per share, of the First-Step Surviving Corporation.

(c)          At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the First-Step Surviving Corporation, each share of common stock, par value $0.001 per share, of the First-Step Surviving Corporation shall be cancelled.

(d)          The “Merger Consideration” shall consist of a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) (A) the Base Purchase Price, less (B) Estimated Closing Date Indebtedness, plus (C) the Estimated Closing Date Cash, less (D) the Estimated Closing Date Unpaid Transaction Expenses by (ii) $10.00.

(e)          Each Pre-Closing Holder of Capital Stock (other than in respect of Company Warrants which are treated in Section 3.3, and Excluded Shares) shall be entitled to receive a portion (in shares) of the Merger Consideration equal to (x) the Merger Consideration Per Fully-Diluted Share (as defined below), multiplied by (y) the number of shares of Capital Stock held by such holder immediately prior to the First Effective Time.

For purposes of the foregoing, the “Merger Consideration Per Fully-Diluted Share” shall mean (X) (i) the sum of (A) the Merger Consideration multiplied by $10.00, plus (B) the Aggregate Warrant Exercise Price, plus (C) the Aggregate Vested Option Exercise Price, divided by (ii) the sum of the Aggregate Fully-Diluted Shares of the Company’s Capital Stock; divided by (Y) $10.00. For the purposes of the foregoing, (i) the “Aggregate Warrant Exercise Price” shall be the sum total of all cash exercise prices of all Company Warrants outstanding (in the case of the Specified Warrants, as per the terms of the Specified Warrant Agreement, including with respect to the Rimini Ratchet Shares, as defined therein), unexercised, prior to the effect of Section 3.3 and having a per share exercise price less than the Per-Share Dollar Value immediately prior to the First Effective Time and (ii) the “Aggregate Vested Option Exercise Price” shall be the sum total of all cash exercise prices of all vested Options outstanding, unexercised and in the money immediately prior to the First Effective Time.

21

(f)          Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Acquiror Common Stock shall be issued upon the conversion of the Capital Stock pursuant to this Article III, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of an Acquiror Shareholder. In lieu of any fractional shares, Acquiror shall pay each Pre-Closing Holder of Capital Stock (including any Company Warrants that convert into Capital Stock pursuant to Section 3.3(a)) entitled to any portion of Acquiror Common Stock, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Acquiror Common Shares held at the First Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NASDAQ Capital Market (“NASDAQ”) for an Acquiror Common Share on the last trading day immediately preceding the First Effective Time.

(g)          Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding after the date hereof and prior to the First Effective Time so as to provide the holders of shares of the Company’s Capital Stock (other than Excluded Shares) with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 3.2           Treatment of Options.

(a)          Prior to the First Effective Time, the Company shall take all necessary and appropriate actions so that, as of the First Effective Time, each Option that is then outstanding shall be converted into an option relating to shares of Acquiror Common Shares upon the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time (each, a “Acquiror Option”) except that (a) each such Acquiror Option shall relate to that whole number of Acquiror Common Shares (rounded down to the nearest whole share) equal to the number of shares of the Company’s Common Stock subject to such Option multiplied by the Merger Consideration Per Fully Diluted Share and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Option in effect immediately prior to the First Effective Time divided by the Merger Consideration Per Fully Diluted Share (the exercise price per share, as so determined, being rounded up to the nearest full cent).

(b)          Prior to the First Effective Time, the Company shall take commercially reasonable actions so that any Option which is held by a former employee or former service provider to the Company or any Affiliate is exercised or cancelled not later than immediately prior to the First Effective Time and, to the extent that any such option is not so exercised or cancelled, such Option shall be converted automatically into the right to receive a cash payment equal to the product of (a) the excess of $10.00 over the per-share exercise of the options and (b) the number of shares of the Company’s Common Stock subject to the vested portion of the Option (such amount to be paid as soon as practicable following the First Effective Time, less applicable withholdings).

22

Section 3.3           Treatment of Company Warrants.

(a)          Immediately prior to the First Effective Time, all warrants to purchase shares of Company Common Stock (the “Company Warrants”) as of immediately preceding the First Effective Time, shall, if such Company Warrants have a per share exercise price less than the value of the Merger Consideration Per Fully Diluted Share (as calculated by multiplying the number of Acquiror Common Shares comprising the Merger Consideration Per Fully Diluted Share by $10.00 (such result, the “Per-Share Dollar Value”)) (any such Company Warrant being referred to herein as “In The Money”), cease to represent a right to acquire shares of the Company’s Capital Stock and shall be converted, immediately prior to the First Effective Time, into shares of the applicable class of the Company’s Capital Stock (as prescribed in the relevant underlying warrant agreement) according to a Net Issue Exercise, in all cases pursuant to a consent and conversion agreement, as agreed in good faith between the parties hereto and the holder of any such Company Warrant (each a “Conversion Agreement”).

(b)          Immediately prior to the First Effective Time, all agreements granting such Company Warrants (each a “Company Warrant Agreement”), shall be terminated. In addition, and pursuant to each Company Warrant Agreement, all Company Warrants with any exercise price in equal to or greater than the Per-Share Dollar Value, shall cease to represent a right to acquire shares of Company Common Stock and shall be cancelled, and each Company Warrant Agreement covering such Company Warrants shall be terminated and each holder of such Company Warrants shall not have a right to acquire shares of the Company’s Capital Stock or Acquiror Common Shares.

(c)          Notwithstanding the foregoing, each Company Warrant listed on Section 3.3(c) of the Company Disclosure Letter (each, a “Specified Warrant”) shall be treated according this Section 3.3(c), and not pursuant to the terms of subsections (a) or (b) above. As of the First Effective Time, in accordance with the terms of the Specified Warrant Agreement, (i) each Specified Warrant that is then-outstanding shall be surrendered by the holder thereof to the Company, and the Company shall cancel such Specified Warrants, and (ii) as of the Closing Acquiror shall issue warrants relating to shares of Acquiror Common Shares upon the terms and subject to the conditions as are set forth in the Specified Warrant Agreement.

Section 3.4           Payment and Exchange of Certificates.

(a)          Payment of Merger Consideration and other Transaction-Related Payments.

(i)          Deposit with Exchange Agent. Immediately prior to the First Effective Time, Acquiror shall deposit with an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Acquiror, (1) the number of shares of Acquiror Common Stock equal to the Merger Consideration due to holders of Capital Stock (including Company Warrants other than Specified Warrants) minus (2) the Indemnification Escrow Amount.

23

(ii)         Deposit with Escrow Agent. Immediately prior to the First Effective Time, Acquiror shall deposit with the Escrow Agent the Indemnification Escrow Amount.

(b)          After the First Effective Time, (i) each Pre-Closing Holder of an outstanding certificate or certificates for Capital Stock (other than Company Warrants which have been converted to Capital Stock pursuant to Section 3.3(a), and Excluded Shares) (collectively, the “Certificates”), upon surrender of such Certificates to the Exchange Agent, (ii) and each holder of Company Warrants, upon delivery of a Conversion Agreement or a Specified Conversion Agreement to the Exchange Agent, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.7) such portion of the Merger Consideration into which such holder’s Capital Stock (other than Excluded Shares) or Company Warrants shall have been converted as a result of the First Merger; provided, however, that a portion of the Merger Consideration that is payable to each Escrow Stockholders that is equal to the product of the Indemnification Escrow Amount multiplied by such holder’s Applicable Percentage shall be held in escrow in accordance with Section 3.4(a)(ii) and the Escrow Agreement. Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s), a holder’s Certificate(s) shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such shares of Capital Stock (other than Excluded Shares) shall have been converted by the First Merger.

Section 3.5           Estimated Closing Amounts. Not less than two (2) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement signed by the Chief Financial Officer of the Company setting forth (a) its good faith estimate of (i) Indebtedness of the Company (“Estimated Closing Date Indebtedness”), (ii) Cash and Cash Equivalents of the Company (“Estimated Closing Date Cash”) and (iii) unpaid Transaction Expenses (“Estimated Closing Date Unpaid Transaction Expenses”), in each case, calculated as of the close of business on the Closing Date without giving effect to the consummation of the First Merger or any financing transactions in connection therewith.

Section 3.6           Final Calculation of Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses.

(a)          As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, the GPIAC-Designated Directors (or appointed representatives thereof) shall prepare (and Acquiror shall, and shall cause its Subsidiaries and Affiliates to, assist the GPIAC-Designated Directors and their representatives in preparing, as required) and deliver to the Holder Representative (i) a calculation of the aggregate amount of all Indebtedness of the Company (“Closing Date Indebtedness”), (ii) a calculation of Cash and Cash Equivalents of the Company (“Closing Date Cash”) and (iii) a calculation of unpaid and accrued Transaction Expenses (“Closing Date Unpaid Transaction Expenses”), in each case, calculated as of the close of business on the Closing Date without giving effect to the consummation of the Mergers or any financing transactions in connection therewith or, after the First Effective Time, any other action or omission by Acquiror, the First-Step Surviving Corporation, the Surviving Corporation or any of their respective Subsidiaries that is not in the ordinary course of business consistent with past practice (such delivered statement, the “Acquiror Closing Calculation Statement”). Following the Closing, Acquiror shall, and shall cause its Subsidiaries and Affiliates to, provide the GPIAC-Designated Directors and the Holder Representative and their respective representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Company’s Financial Statements and calculations of Estimated Closing Date Indebtedness, Estimated Closing Date Cash and Estimated Closing Date Unpaid Transaction Expenses and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the GPIAC-Designated Directors, the Holder Representative and their respective representatives in connection with their review of the Company’s Indebtedness, Cash and Cash Equivalents and unpaid Transaction Expenses, in each case, calculated as of the close of business on the Closing Date.

24

(b)          If the Holder Representative shall disagree with the calculation of Closing Date Indebtedness, Closing Date Cash and/or Closing Date Unpaid Transaction Expenses, it shall notify the GPIAC-Designated Directors of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Acquiror Closing Calculation Statement. In the event that the Holder Representative does not provide such a notice of disagreement within such forty-five (45) day period, the Holder Representative shall be deemed to have accepted the calculation of Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses delivered by the GPIAC-Designated Directors, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the GPIAC-Designated Directors and the Holder Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any such disagreements specified in such notice. If, at the end of such period, they are unable to resolve such disagreements, then Ernst & Young (or such independent accounting or financial consulting firm of recognized national standing as may be mutually selected by the GPIAC-Designated Directors and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements. Each of the GPIAC-Designated Directors and the Holder Representative shall promptly provide their assertions regarding such disagreements in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than ninety (90) days following the day on which any such disagreements are referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Indebtedness, Closing Date Cash and/or Closing Date Unpaid Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.6(a) (including the definitions of the defined terms used in Section 3.6(a)). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses are finally determined in accordance with this Section 3.6(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne by Acquiror.

25

(c)          If, on the Determination Date, (i) Estimated Closing Date Indebtedness, minus Closing Date Indebtedness (as finally determined in accordance with Section 3.6(b)), plus (ii) Closing Date Cash (as finally determined in accordance with Section 3.6(b)), minus Estimated Closing Date Cash, plus (iii) Estimated Closing Date Unpaid Transaction Expenses, minus Closing Date Unpaid Transaction Expenses (as finally determined in accordance with Section 3.6(b)) is a negative number, then the GPIAC Indemnified Parties shall be entitled to indemnification in respect of the absolute value of such negative number (the “Deficit Amount”) in accordance with Article XII.

Section 3.7              Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Certificate (in respect of shares of Capital Stock other than Excluded Shares) who has not delivered a Certificate may surrender such Certificate, and each former holder of Company Warrants who has not delivered a Conversion Agreement or a Specified Conversion Agreement may deliver such Conversion Agreement or Specified Conversion Agreement, to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.8               Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror or the Exchange Agent, the posting by such Person of a bond, in such customary amount as Acquiror or the Exchange Agent may direct, as indemnity against any claim made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.9              Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that Acquiror, the Company, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of Law. To the extent that amounts are so deducted and withheld and duly deposited with the appropriate Governmental Authority by Acquiror, the Company, the Exchange Agent or the Escrow Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

26

Section 3.10             Dissenting Shares. If, pursuant to the terms of NRS 92A.300 through 92A.500, holders of Capital Stock are entitled to dissenter’s rights, then notwithstanding anything in this Agreement to the contrary, shares of Capital Stock issued and outstanding immediately prior to the First Effective Time that are held by any holder who has not voted such Capital Stock in favor of the First Merger or consented thereto in writing and who shall have properly demanded and perfected dissenter’s rights under NRS 92A.300 through 92A.500, inclusive (“Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(e), but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to the NRS; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to dissent and demand payment of fair value under the NRS, each such share of Capital Stock held by such holder shall thereupon be deemed to have been converted into, as of the First Effective Time, the right to receive, without any interest thereon, the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(e), and each such share of Capital Stock shall no longer be a Dissenting Share. The Company shall give prompt notice to Acquiror of any written demands received by the Company for payment of the fair value (as defined in NRS 92A.320) in respect of any shares of Capital Stock and attempted withdrawals of such demands and any other instruments served pursuant to NRS 92A.440 and received by the Company, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, voluntarily make or agree to make any payment with respect to any demands for appraisals of shares of Capital Stock, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 3.11            Closing of Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Capital Stock thereafter on the records of the Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) to this Agreement, (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article IV) the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement as follows:

27

Section 4.1               Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the NRS and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company, in each case, as amended to the date of this Agreement, previously made available by the Company to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

Section 4.2             Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own or lease all of their properties and assets and to conduct their business as it is now being conducted. The Company has previously provided to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries, in each case, as amended to the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3           Due Authorization.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the approval of the First Merger by the Company’s stockholders, in accordance with the Company’s certificate of incorporation). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)          On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the transactions contemplated by this Agreement are advisable and fair to, and in the best interests of the Company and its stockholders, (ii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the stockholders of the Company, (iii) directing that the adoption of this Agreement and the transactions contemplated hereby be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolving to recommend that the stockholders of the Company entitled to vote thereon approve and adopt this Agreement. No other corporate action is required by the Company or its stockholders to enter into this Agreement or approve the First Merger, other than the Company Stockholder Approvals.

28

(c)          Assuming the performance in accordance with the terms of the Transaction Support and Voting Agreement of each of the Stockholders named therein, at the Company Stockholders’ Meeting the Company Stockholder Approvals shall be obtained.

Section 4.4               No Conflict. Subject to the Company Stockholder Approvals, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order (nor, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of, or default under Contract required to be disclosed in Section 4.12(a) of the Company Disclosure Letter to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, default, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5               Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) the filing of the appropriate Certificates of Merger in accordance with the DGCL and NRS.

Section 4.6           Capitalization of the Company.

(a)          The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, of which no shares are issued and outstanding as of the date of this Agreement, 500,000,000 shares of Class A Common Stock, of which 368,170 shares are issued and outstanding as of the date of this Agreement, 192,000,000 shares of Class B Common Stock, of which 101,828,700 shares are issued and outstanding as of the date of this Agreement, 100,486,496 shares of Preferred Stock, of which 5,499,900 Series A Preferred Stock shares are issued and outstanding as of the date of this Agreement, 38,545,560 Series B Preferred Stock shares are issued and outstanding as of the date of this Agreement and 56,441,036 Series C Preferred Stock shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

29

(b)          Except as set forth on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of shares of Common Stock or the value of which is determined by reference to the Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Common Stock. No equity or equity-based compensation has been granted by the Company or an Affiliate other than pursuant to the Company Incentive Plans.

Section 4.7           Capitalization of Subsidiaries.

(a)          The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

(b)          Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company or one or more of its wholly owned Subsidiaries collectively own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)          For each of the Company’s Subsidiaries not so wholly owned by the Company or one or more of its Subsidiaries, Section 4.7(c) of the Company Disclosure Letter sets forth the number of all issued and outstanding securities, including shares of each class of capital stock or equity interests, the names of the holders thereof and the number of shares or equity interests held by each holder of such Subsidiary. Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries’ capital stock, or any voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8           Financial Statements.

(a)          Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and stockholders’ deficit of the Company and its Subsidiaries as of and for the years ended December 31, 2015 and December 31, 2014, together with the auditor’s reports thereon (the “Audited Financial Statements” and, collectively with the 2016 Financial Statements and the Q1 Financial Statements (as defined in, and to be delivered in accordance with, Section 6.6), the “Financial Statements”).

30

(b)          Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements and, when delivered pursuant to Section 6.6, the Q1 Financial Statements and the 2016 Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the Q1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.6, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Section 4.9               Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no liability, debt or obligation of, or claim or judgment against, the Company or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, or (iii) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10           Litigation and Proceedings. Except (i) as set forth on Section 4.10 of the Company Disclosure Letter and (ii) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.15), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity before any Governmental Authority (collectively, “Legal Proceedings”) against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacity as such). As of the date of this Agreement, no investigations or other inquiries are pending or, to the knowledge of the Company, threatened by any Governmental Authority, against Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors or employees (in their capacity as such). All pending Legal Proceedings against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacity as such) are fully covered (subject to applicable deductibles or self-insured retention amount) by a valid and fully-paid insurance policy, with the exception of any contractually required deductible or contribution by the Company. There is no outstanding Governmental Order imposed upon the Company or any of its Subsidiaries; nor are any assets of the Company’s or its Subsidiaries respective business, bound or subject to any Governmental Order.

31

Section 4.11         Legal Compliance. Each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

Section 4.12         Contracts; No Defaults.

(a)          Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)          Any Contract with any of the Top Customers or Top Vendors;

(ii)         Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iii)        Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)        Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $100,000 in any calendar year;

(v)         Each Contract involving the formation of a joint venture, partnership, or limited liability company;

(vi)        Any Contract between the Company or any of its Subsidiaries;

(vii)       Contracts with each current officer, director, or current employee or worker of or consultant to the Company or any of its Subsidiaries, who receives annual base compensation (excluding bonus and other benefits) in excess of $200,000;

32

(viii)      Contracts with any employee or consultant of the Company or any of its Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated by this Agreement;

(ix)         Contracts containing covenants of the Company or any of its Subsidiaries prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business in all material respects with any Person in any geographic area;

(x)          Any Contracts either (x) to which the Company is a party or (y) to the knowledge of the Company, and relating to the voting of the equity interests or the election of directors, officers or managers, as applicable, of the Company or any of its Subsidiaries, or granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests of the Company or any of its Subsidiaries;

(xi)         Any collective bargaining agreement or Contract between the Company, on one hand, and any labor union, works council or other body representing employees of the Company or any of its Subsidiaries on the other hand;

(xii)        Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of its Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries, or (ii) is granted by a third Person the right to use Intellectual Property that is material to the Company and its Subsidiaries (in each case other than Contracts containing nonexclusive rights to Intellectual Property granted or received by the Company and its Subsidiaries in the ordinary course of business);

(xiii)       Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv)      Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company or any of its Subsidiaries in excess of $100,000 per annum;

(xv)       Contracts granting to any Person (other than the Company or one of its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of its Subsidiaries;

(xvi)      Any Contract entered into in the last twelve (12) months reflecting the settlement of any Legal Proceedings, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or any of its Subsidiaries, in the ordinary course of business consistent with past practice with the routine cessation of such employee’s or independent contractor’s employment or service, as applicable, with the Company or any of its Subsidiaries, (B) Contracts reflecting the settlement of any Legal Proceedings in which the liability is covered by insurance, or (C) settlement Contracts for cash only (which have been paid) that do not exceed $150,000;

33

(xvii)     Any Contract providing for liquidated or stipulated damages in excess of $1,000,000 that may become payable by the Company or any of its Subsidiaries;

(xviii)    Any power of attorney or agency agreement to which the Company or any of its Subsidiaries is a party (other than powers of attorney granted to local attorneys, agents or accountants or their respective firms for the purposes of registrations, filings or corporate formation, tax filings or administration matters for corporate entities) involving any payments by the Company;

(xix)       Any stockholders agreement(s) of the Company or any of its Subsidiaries;

(xx)        Contracts relating to the voting of the equity interests or the election of directors, officers or managers, as applicable, of the Company or any of its Subsidiaries;

(xxi)       Any Contract providing for indemnification (including any obligation to advance funds for expenses) by the Company of the current or former directors or officers of the Company or any of its Subsidiaries; and

(xxii)      Contracts involving the profit sharing of the Company or any of its Subsidiaries in excess of $100,000 in any given year.

(b)          As of the date of this Agreement, all of the Contracts listed pursuant to Section 4.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counter parties thereto. Except, in each case, where the occurrence of such breach or default would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

34

Section 4.13         Company Benefit Plans.

(a)          Section 4.13(a) of the Company Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including without limitation, any employment, severance, retention, change in control or similar agreement) providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any ERISA Affiliate is a party or has or may have any liability (each, a “Company Benefit Plan”). The Company has delivered to Acquiror complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)          Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. Each Option is exempt from the application of the provisions of Section 409A of the Code.

(c)          No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA.

(d)          With respect to the Company Benefit Plans, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

35

(e)          No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of collective bargaining agreement.

(f)          Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary to any severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or in the Company Disclosure Letter, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other service provider. No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g)          With respect to each Company Benefit Plan subject to the laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made and (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Company Benefit Plan subject to the laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.

Section 4.14         Labor Relations; Employees.

(a)          Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of its Subsidiaries, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees of the Company or its Subsidiaries. There is no strike, slowdown, work stoppage, lockout or other material labor dispute involving the Company or any Subsidiary pending, or to the Company’s knowledge threatened, nor is the Company aware of any labor organization activity involving any employees of the Company or any Subsidiary.

(b)          The Company and its Subsidiaries (i) are in material compliance with all applicable Laws respecting labor and employment, including obligations under the National Labor Relations Act and any notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state or local law; (ii) has not committed any unfair labor practices, (iii) has no material pending or threatened claims or controversies regarding employment, terms of employment or termination of employment.

(c)          To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with annual base salary in excess of $200,000 intends to terminate his or her employment.

36

(d)          The Contracts listed on Section 4.14(d) of the Company Disclosure Letter include all individual written employment, consulting, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, either the Company or any of its Subsidiaries is a party with respect to any current employee whose base salary during the fiscal year ending December 31, 2016 exceeds $200,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. The Company has delivered or made available to Acquiror true, correct and complete copies of each such Contract, as amended to date.

(e)          To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of its Subsidiaries with annual base salary in excess of $200,000 is in violation of any term of any restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating to the right of any such individual to work for or provide services to the Company or any of its Subsidiaries.

(f)          Neither the Company nor any of its Subsidiaries are “contractors” or “subcontractors” as defined by Executive Order 11246 or required to maintain an affirmative action plan.

Section 4.15         Taxes.

(a)          All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)          The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, and has paid over to the proper Governmental Authority in a timely manner all such withheld amounts and has otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c)          There are no Liens for any Taxes (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries.

(d)          No deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)          The Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

37

(f)          There are no ongoing or pending Actions with respect to any Taxes of the Company or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(g)          Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h)          Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and/or its existing Subsidiaries and customary commercial contracts not primarily related to Taxes).

(i)          Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j)          Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts not primarily related to Taxes).

(k)          No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)          Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(n)          The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o)          Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, except as required by applicable Laws, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period (or portion thereof) beginning after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into on or before the Closing Date, (B) any installment sale or intercompany transaction described in the Treasury Regulations under Section 1502 of the Code entered into on or before the Closing Date or prepaid amount received outside the ordinary course of business on or before the Closing Date, or (C) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or before the Closing Date, to include any material item of income or exclude any material item of deduction from Tax liability in any Tax period (or portion thereof), beginning after the Closing Date.

38

(p)          Notwithstanding anything to the contrary herein, nothing in this Section 4.15 is or shall be construed as a representation or warranty with respect to (i) any transaction or event occurring or any Tax position that any Person may take, in each case, in respect of any Post-Closing Tax Period, or (ii) the amount, value or condition of, or any limitations on, any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits, basis and similar Tax assets and attributes, or the ability of Acquiror or any of its Affiliates to utilize such Tax assets and attributes in respect of any Post-Closing Tax Period.

Section 4.16         Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.17         Insurance. Section 4.17 of the Company Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True correct and complete copies of such insurance policies as in effect as of the date hereof have been made available to Acquiror.

Section 4.18         Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent, registration or permit would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each Permit held by the Company or any of its Subsidiaries, is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party.

Section 4.19         Equipment and Other Tangible Property.

(a)          All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present uses.

39

(b)          The tangible and real property assets owned by or leased to the Company and its Subsidiaries as of the date of this Agreement, constitute substantially all tangible and real property assets necessary to operate the business in substantially the same manner and scope as the business (i) has been conducted during the previous twelve (12) months and (ii) is operated as of the date hereof and immediately prior to the Closing.

Section 4.20         Real Property.

(a)          Neither the Company nor any of its Subsidiaries own any real property.

(b)          Section 4.20(b) of the Company Disclosure Letter sets forth a true, accurate and complete list, as of the date of this Agreement, of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)          The Company or one of its Subsidiaries holds a valid and existing leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)         The Company or its applicable Subsidiary is in material compliance with all laws, rules, regulations and ordinances related to the business as it is currently conducted on such Leased Real Property.

(iii)        The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any notice alleging any default under any of such Liens, encumbrances, easements, restrictions, or other matters. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)        The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Acquiror; and there are no other lease agreements for real property affecting the Leased Real Property or to which any of the Company or its Subsidiaries is bound; and all such Real Property Leases are, and shall be, in full force and effect and valid and binding, and enforceable in accordance with their respective terms. The Company or a Subsidiary owns all of the lessee’s or tenant’s interest under the Real Property Leases and has not assigned, pledged or otherwise hypothecated any such interest. The Company and its Subsidiaries are in material compliance with the terms of all of the Real Property Leases, and there are no breaches or defaults under the Real Property Leases by the Company or its Subsidiaries, or, to the knowledge of the Company, the lessor or landlord thereunder, and there are no events which with the passage of time or notice, or both, would constitute a monetary default or material non-monetary breach or default on the part of the Company or a Subsidiary, or, to the knowledge of the Company, any other party to the Real Property Leases. Neither the Company nor any Subsidiary has received any notice alleging any monetary default or material non-monetary breach or default that is ongoing under any of the Real Property Leases. Except as described on Section 4.20(b)(iv) of the Company Disclosure Letter, the consummation of the transactions provided for herein will not create or constitute a default or event of default under any Real Property Lease or require the consent of any other party to any such lease to avoid a default or event of default.

40

(v)         As of the date of this Agreement, no party, other than the Company or a Subsidiary, has any right to use or occupy the Leased Real Property or any portion thereof, whether as tenants, subtenants, trespassers or otherwise.

(vi)        No third party has a right to acquire any interest in the Leased Real Property.

(vii)       There are no eminent domain or similar proceedings pending or, to the Company’s knowledge, threatened affecting any portion of the Leased Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action claim, suit or proceeding pending or, to the Company’s knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

(viii)      The Leased Real Property is in good condition and repair and is sufficient for the uses in which such property is presently employed.

Section 4.21         Intellectual Property.

(a)          Section 4.21(a) of the Company Disclosure Letter lists each item of registered and applied-for with a Governmental Authority, Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Company Registered Intellectual Property items set forth in Section 4.21(a) of the Company Disclosure Letter, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting, valid, and enforceable.

(b)          The Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, except for any interference, infringement, misappropriation or other violation that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there is no claim, action, suit or proceeding pending to which the Company or any of its Subsidiaries is a named party, or to the Company’s knowledge, threatened, alleging the Company’s or its Subsidiaries’ interference, infringement, misappropriation or other violation of any Intellectual Property of any third Person. There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property.

41

(c)          Except as set forth on Section 4.21(c) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person in the past two (2) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of its Subsidiaries.

(d)          The Company and its Subsidiaries take reasonable measures to protect the confidentiality of trade secrets and other material confidential or proprietary information, know-how and processes. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or other material confidential or proprietary information, know-how and processes of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to, such information, know-how or processes, except as would not result in a Company Material Adverse Effect.

(e)          The Company and its Subsidiaries are in compliance with applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries, and, there are no claims pending to which the Company or any of its Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights. There have been no material security breaches in the information technology systems of the Company and its Subsidiaries or, to the knowledge of the Company, the information technology systems of third Persons to the extent used by or on behalf of the Company and its Subsidiaries, and, to knowledge of the Company as of the date of this Agreement, there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its subsidiaries’ business or operations. With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

Section 4.22         Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          The Company and its Subsidiaries are and, during the last five years, have been in compliance with all Environmental Laws;

42

(b)          There has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)          Neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of hazardous materials; and

(d)          No Action is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

Section 4.23         Absence of Changes.

(a)          Except as set forth on Section 4.23(a) of the Company Disclosure Letter, from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any, Company Material Adverse Effect.

(b)          Except as set forth on Section 4.23(b) of the Company Disclosure Letter, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.24             Related Party Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, a “Related Party Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Company has made available to Acquiror copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Related Party Transaction.

Section 4.25         Anti-Corruption Compliance.

(a)          Since June 1, 2012, neither the Company nor any of its Subsidiaries has offered or given, and to the knowledge of the Company, no Person has offered or given on behalf of the any of the Company or any of its Subsidiaries, anything of value to: (i) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case in violation of the Anti-Bribery Laws.

43

(b)          Each of the Company and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)          To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), internal or external audits, or internal or external reports that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of its Subsidiaries.

Section 4.26         Indebtedness. Section 4.26 of the Company Disclosure Letter sets forth, as of the date of this Agreement, all Indebtedness of the Company and its Subsidiaries, except for Indebtedness in amounts that are not individually, or in the aggregate, in excess of $1,000,000.

Section 4.27         Internal Controls. The Company and its Subsidiaries have established and maintained a system of internal accounting controls over financial reporting. Such internal accounting controls are sufficient to provide reasonable assurance regarding the reliability of the Company and its Subsidiaries’ financial reporting and the preparation of Financial Statements for external purposes in accordance with GAAP, as applicable. The Company has made available to Acquiror all known information related to fraud or suspected fraud which affects the Company or any of its Subsidiaries or any material deficiencies identified in its internal controls process, whether or not the Company has disclosed such information to the Company and its Subsidiaries’ auditors relating to any fraud affecting the Company or a Subsidiary, from January 1, 2012 to the date of this Agreement.

Section 4.28         Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically for inclusion in the Registration Statement will, at the date on which the Joint Proxy Statement/Registration Statement is first mailed to Acquiror’s stockholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29          Customer and Suppliers.

(a)          Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top seventy-five (75) customers, and top ten (10) vendors, in each case based on the aggregate dollar value of the Company’s transaction volume with such counterparty during the trailing twelve months for the period ending March 31, 2017 (each such group of Persons, respectively, the “Top Customers” and the “Top Vendors”)

(b)          Except as set forth on Section 4.29(b) of the Company Disclosure Letter, during the six months prior to the date of this Agreement, none of the Top Customers or Top Vendors has informed in writing any of the Company or any of its Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or, other than in the ordinary course of business, materially limit or materially and adversely modify any of its existing or planned business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening, a material dispute against the Company or its Subsidiaries.

44

(c)          Except as set forth on Section 4.29(b) of the Company Disclosure Letter, since January 1, 2012, neither the Company nor any of its Subsidiaries has suffered any material shortage, cessation or interruption of operations or the provision of any services as a result of conduct by any Top Vendors.

Section 4.30         Capital Expenditures. Section 4.30 of the Company Disclosure Letter identifies, as of the date of this Agreement, all quarterly budgeted capital expenditures of the Company and its Subsidiaries anticipated through December 31, 2017. There are no deferred or unfunded capital expenditures that are required for the operation of the Company and its Subsidiaries in the ordinary course of business.

Section 4.31         No Additional Representation or Warranties Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Acquiror or Merger Sub by the Company and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York Time) two Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except, in the case of Acquiror, as set forth in (i) any Acquiror SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (ii) in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

45

Section 5.1           Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing (or equivalent status, to the extent that such concept exists) under the laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted The copies of the amended and restated memorandum and articles of association of Acquiror and the certificate of organization of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated by this Agreement. All of the capital stock of Merger Sub is held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2          Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement, and (b) consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder (assuming, if such consummation and performance, as applicable, would occur after May 26, 2017, that the Acquiror Extension Approval has been obtained). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub, respectively and (ii) determined by the Board of Directors of Acquiror as advisable to Merger Sub and its stockholder, and Acquiror and its stockholders. No other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement (other than in the case of Transaction Proposals, the Acquiror Shareholder Approval). The Board of Directors of Acquiror has duly adopted resolutions to recommend approval of this Agreement by the shareholders of Acquiror. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3           No Conflict. Subject to the Acquiror Extension Approval and the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the certificate of incorporation, bylaws or other organizational documents of Acquiror or any Subsidiary of Acquiror (including Merger Sub), (b) violate or conflict with any provision of, or result in the breach of or default under any applicable Law or Governmental Order (nor with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of or default under any agreement, indenture or other instrument to which Acquiror or any Subsidiary of Acquiror (including Merger Sub) is a party or by which Acquiror or any Subsidiary of Acquiror (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror (including Merger Sub) or constitute an event that, after notice or lapse of time or both, would reasonably be expected to result in any such violation, conflict, default, breach, termination or creation of a Lien, except in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

46

Section 5.4           Litigation and Proceedings; Compliance with Laws. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub or any of its Subsidiaries or, to the knowledge of Acquiror, any of their respective directors, officers or employees (in their capacity as such). There are no investigations or other inquiries are pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of its Subsidiaries, or, to the knowledge of Acquiror, any of their respective officers, directors or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub or any of its Subsidiaries; nor are any assets of Acquiror’s or its Subsidiaries respective business, bound or subject to any Governmental Order that individually or in the aggregate would reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror, Merger Sub and their Subsidiaries are, and since the date of their respective incorporations have been, in compliance with all applicable Laws in all material respects.

Section 5.5          SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since May 20, 2015 and made publicly available at least two (2) Business Days prior to the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. As of the respective date of its filing, the Acquiror SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports.

Section 5.6           Internal Controls; Listing; Financial Statements.

(a)          Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), (i) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) since May 20, 2015, Acquiror and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

47

(b)          Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)          Since May 20, 2015, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on NASDAQ. Acquiror has taken no action that is designed to terminate the registration of Acquiror Common Stock under the Exchange Act.

(d)          The Acquiror SEC filings contain true and complete copies of the (i) audited consolidated balance sheet as of December 31, 2016, and statement of operations, cash flow and shareholders’ equity of Acquiror and its Subsidiaries for the period commencing from its date of incorporation through December 31, 2016, together with the auditor’s reports thereon, and (ii) unaudited consolidated balance sheet and statements of operations, cash flow and shareholders’ equity of Acquiror and its Subsidiaries for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC filings, the Acquiror Financial Statements present (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)          The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included or incorporated by reference in the Acquiror SEC filings fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

48

Section 5.7           Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign antitrust Law and (ii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8            Sponsor Backstop. Acquiror has delivered to the Company a true, correct and complete copy of the Equity Commitment Letter, dated as of the date hereof, by and between Acquiror and Sponsor (the “Equity Commitment Letter”).

Section 5.9           Trust Account. Acquiror has (and will have immediately prior to Closing (assuming no Acquiror Common Shares are redeemed pursuant to the Acquiror Share Redemptions)) at least $172,500,000 in the account established by Acquiror for the benefit of its public stockholders at the Trustee (the “Trust Account”) (excluding an aggregate of approximately $6,000,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of May 19, 2015, between Acquiror and Trustee (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released. There are no proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account.

Section 5.10         Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11         Absence of Changes. Since the date of Acquiror’s incorporation, (a) there has not been any Acquiror Material Adverse Effect and (b) except as set forth in Section 5.11 of the Acquiror Disclosure Letter, Acquiror and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.12         No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Reports or (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Reports in the ordinary course of the operation of business of Acquiror and its Subsidiaries which do not exceed $75,000 individually or $750,000 in the aggregate.

49

Section 5.13          Capitalization of Acquiror.

(a)          As of the date hereof, the authorized share capital of Acquiror consists of (i) 400,000,000 Acquiror Common Shares, of which 21,562,500 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 preferred shares (“Acquiror Preferred Shares”) of par value $.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “Acquiror Securities”). Without giving effect to the Sponsor Equity Backstop or any third party equity financing to Acquiror contingent upon the Closing, as of immediately prior to Closing, Acquiror shall have 21,562,500 shares of Acquiror Common Stock issued and outstanding, and no Acquiror Preferred Shares issued and outstanding. All Acquiror Securities have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and is not subject to, or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)          The Acquiror Warrants are, and after giving effect to the First Merger will be, exercisable for one share of Acquiror Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 14,687,500 Acquiror Warrants are outstanding. No Acquiror Warrants are exercisable until the Closing. All outstanding Acquiror Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities Laws and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Acquiror Governing Documents or any Contract to which Acquiror is a party or by which it is bound. Except for the IPO Repurchase (as defined in the Acquiror Governing Documents), there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)          Except as set forth in this Section 5.13 or with respect to any Acquiror Common Shares issued as part of any third party equity financing to Acquiror contingent upon the Closing or in connection with the Sponsor Equity Backstop, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

50

(d)          The Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(e)          Acquiror has no Subsidiaries, apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14         Brokers’ Fees. Except fees described on Section 5.14 of the Acquiror Disclosure Letter (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.15         Indebtedness. Acquiror has no Indebtedness.

Section 5.16         Solvency; First-Step Surviving Corporation and Surviving Corporation After the Mergers. None of Acquiror or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Acquiror or any of its Affiliates. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the First Merger, at and immediately after the First Effective Time, each of Acquiror, the First-Step Surviving Corporation and the Surviving Corporation and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 5.17         No Outside Reliance; Acquisition for Investment. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and each of Acquiror and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; provided, however, the foregoing shall not relieve any party for any liability with respect to fraud.

51

Section 5.18         No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or Holder Representative or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or Holder Representative or their Affiliates. Without limiting the foregoing, the Company or Holder Representative acknowledge that the Company or Holder Representative, together with their respective advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, the Company or Holder Representative by Acquiror, Merger Sub and their respective Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York Time) two Business Days prior to the execution of this Agreement.

Article VI

COVENANTS OF THE COMPANY

Section 6.1           Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X, the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)          materially change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b)          (i) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiary’s capital stock, except for dividends by any of the Company’s wholly-owned Subsidiaries made in the ordinary course, (ii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries;

52

(c)          materially adversely modify or terminate (other than expiration in accordance with its terms, if allowing such Contract to expire is in the ordinary course of business) any Contract of a type required to be listed on Section 4.12 of the Company Disclosure Letter or any Real Property Lease, except in the ordinary course of business;

(d)          sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, including, without limitation, the Leased Real Property, except in the ordinary course of business;

(e)          acquire any ownership interest in any real property;

(f)           except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, or (except with respect to clause (iv) below) in the ordinary course of business consistent with past practice (i) take any action with respect to the grant of any severance, retention, change in control or termination or similar pay (ii) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business; (iv) increase the compensation, bonus opportunity or other remuneration of any employee, officer, director or other service provider, except, with respect to any employee, officer, director or service provider of the Company or any of its Subsidiaries whose annual base salary does not exceed $200,000, for increases in the ordinary course of business; (v) establish any trust or take any other action to secure the payment of any compensation; (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit or (vii) amend the terms of any Option or grant any severance, change in control, retention or similar payment or benefits;

(g)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)          make any material loans or material advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(i)           except as required by applicable Law, (A) change any Tax accounting methods, (B) make, revoke or amend any material Tax election, (C) enter into any closing agreement in respect of Taxes, (D) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (E) make or surrender any right to claim a refund of Taxes or (F) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any Tax Return;

(j)           incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

53

(k)          discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $250,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(l)           issue any additional shares of Common Stock or securities exercisable for or convertible into Common Stock other than in connection with the exercise of Options outstanding on the date hereof or grant any additional stock equity or equity-based compensation;

(m)         form or cause to be formed any new Subsidiary of the Company;

(n)          waive, release, assign, settle, compromise or otherwise resolve any material investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 per individual claim or $2,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) or are covered by insurance; however, under no circumstances shall the Company settle or otherwise resolve the Legal Proceedings set forth in Section 4.10 without prior written consent from Acquiror;

(o)          grant to or acquire from, or agree to grant to or acquire from, any Person Intellectual Property that is material to the Company and its Subsidiaries, other than in the ordinary course of business and consistent with past practice, or dispose of, abandon or permit to lapse any rights to any material Intellectual Property of the Company and its Subsidiaries except in the ordinary course of business consistent with past practice, and, other than in the ordinary course of business and pursuant to obligations to maintain the confidentiality thereof, disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiary;

(p)          make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) other than as set forth on Section 4.30 of the Company Disclosure Letter; or

(q)          enter into any collective bargaining agreement or similar agreement, other than as required by applicable Law; or

(r)           (i) limit in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

54

(s)          pay accounts payable prior to the stated maturity (other than for a valid and legitimate business reason) or discharge any obligor from its obligations under any account receivable other than upon payment in full of all amounts payable thereunder (other than for a valid and legitimate business reason);

(t)           enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

Section 6.2           Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request. All information obtained by Acquiror, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement.

Section 6.3           HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Company shall substantially comply with any Antitrust Information or Document Requests.

Section 6.4           Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives not to (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover laws of any state, or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company and its officers and directors shall, and the Company shall instruct and cause the Company’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and as promptly as practicable thereafter notify each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.

55

Section 6.5           FIRPTA Certificate. On the Closing Date, the Company shall deliver to Acquiror a duly executed certificate as specified in Section 1.1445-2(c)(3) of the Treasury Regulations, together with a form of notice to the IRS required under Section 1.897-2(h)(2) of the Treasury Regulations. If the Company fails to deliver such certificate and notice, then notwithstanding anything contained to the contrary herein, Acquiror shall be entitled to withhold any amounts required to be withheld under Section 1445 of the Code, provided however that failure to deliver such certificate and notice shall not be a closing condition under Section 9.2.

Section 6.6            Preparation and Delivery of 2016 Financial Statements and Q1 2017 Financial Statements.

(a)          As soon as reasonably practicable, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit and cash flow of the Company and its Subsidiaries as of and for the year ended December 31, 2016 (the “2016 Financial Statements”), and shall use its commercially reasonable efforts to do so by June 30, 2017.

(b)          As soon as reasonably practicable, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2017 (the “Q1 Financial Statements”), and shall use its commercially reasonable efforts to do so by June 30, 2017.

Article VII

COVENANTS OF ACQUIROR

Section 7.1            HSR Act and Foreign Antitrust Approvals.

(a)          In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Acquiror shall substantially comply with any Antitrust Information or Document Requests.

56

(b)          Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c)          Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the End Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d)          Acquiror shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide the Company, the Holder Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)          Acquiror shall be solely responsible for and pay all filing fees (whether or not such fees may be the obligation of the Company under applicable Law) payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

57

Section 7.2            D&O Indemnification and Insurance.

(a)          From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six years from and after the Closing Date, Acquiror shall cause the certificate of incorporation and the bylaws of the Surviving Corporation or any successor thereof to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of the Company or any of its Subsidiaries for periods at or prior to the Closing Date than are set forth in the certificate of incorporation and the bylaws of the Company as of the date of this Agreement.

(b)          Prior to the First Effective Time, the Company shall obtain prepaid “tail” policies reasonably acceptable to Acquiror extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the First Effective Time covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore provided to Acquiror or its agents or representatives); provided however that the amount paid for such prepaid policies pursuant to this sentence shall not exceed the annual equivalent of two hundred and fifty percent (250%) of the annual premiums paid by the Company in its last full fiscal year without the prior written consent of Acquiror.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

(d)          Prior to the Closing, Acquiror shall obtain a directors and officers liability insurance policy, which shall be effective from and after the First Effective Time and shall be reasonably acceptable to the Company, with limits of at least $40,000,000 and including a Side A only limit of at least $10,000,000, totaling at least $50,000,000 of total limit.

58

Section 7.3           Adoption of Option Plan and Employee Stock Purchase Plan. Subject to the approval pursuant to Section 8.1(c):

(a)          Prior to the First Effective Time, Acquiror, Merger Sub and Company shall cooperate to permit Acquiror to assume, as of the First Effective Time, the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Assumed Plan”). Prior to the First Effective Time, the Company shall amend: (i) Section 3(a) of the Assumed Plan so that it has an initial share reserve of no greater than 12% of the shares of Acquiror outstanding as of immediately following the First Effective Time; (ii) Section 3(b) of the Assumed Plan so that the evergreen annual replenishment will cover no greater than four percent (4%) of the outstanding shares of all classes of the Company’s (or its successor’s) common stock on the last day of the immediately preceding fiscal year or such lower number approved by the Board of Directors of the Company and (iii) Section 18 of the Assumed Plan to provide for a term of 10 years following the amendment of the Assumed Plan by the Board of Directors of the Company.

(b)          Prior to the effectiveness of the Registration Statement, Acquiror will adopt a customary employee stock purchase plan that is proposed by the Company (the “ESPP”) and as reasonably accepted by Acquiror.

Section 7.4            Use of Trust Account Proceeds and Related Available Equity. At the First Effective Time, Acquiror shall utilize the sum of (i) the cash available in the Trust Account after satisfying the Acquiror Share Redemptions (and excluding an aggregate of approximately $6,000,000 of deferred underwriting commissions and other fees being held in the Trust Account) (the “Trust Release Amount”) plus (ii) if the Trust Release Amount is less than Fifty Million Dollars ($50,000,000), cash available to Acquiror in connection with the consummation of any third party equity financing to Acquiror contingent upon the Closing from the Sponsor and/or other third-party investors (the “Equity Issue Amount”) in a minimum aggregate amount such that the Trust Release Amount plus the Equity Issue Amount equals at least Fifty Million Dollars ($50,000,000) (the amount as calculated by adding clause (i) and (ii), the “Available Acquiror Cash”), to (x) first, pay the Company’s and Acquiror’s unpaid transaction expenses in connection with the Mergers and the other transactions contemplated by this Agreement, (y) thereafter pay, the debt holders specified in Section 7.4 of the Company Disclosure Letter, an amount, in cash, equal to (1) the remaining Available Acquiror Cash after satisfaction of the payment obligations in the preceding clause (x), (2) multiplied by each such debt holder’s applicable percentages as specified in Section 7.4 of the Company Disclosure Letter, in the case of each such debt holder, up to the amount owed to such debt holder by the Company in respect of such Indebtedness, and (z) thereafter, deposit any remaining Available Acquiror Cash for the benefit of the Company’s balance sheet.

Section 7.5            [Reserved].

Section 7.6           NASDAQ Listing. Prior to First Effective Time, Acquiror shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the Acquiror Common Shares issuable in the First Merger, and shall use its reasonable best efforts to obtain conditional approval for the listing of such Acquiror Common Shares, subject to run-off off of Acquiror’s current listing and official notice of issuance with respect to Acquiror’s post-combination listing, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

59

Section 7.7           No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror and its Subsidiaries shall not, and Acquiror shall instruct and use its reasonable best efforts to cause its representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal provided, however, that nothing in this Section 7.7 shall limit Acquiror and its Subsidiaries, or any of their representatives, from taking any actions in connection with any Acquiror Acquisition Proposal with any Person to the extent that such Acquiror Acquisition Proposal would not (x) constitute a Business Combination Proposal, (y) be consummated before the Second Effective Time, and (z) would not reasonably be expected to prevent or impair the consummation of the Mergers or the performance by Acquiror or Merger Sub of any of their obligations hereunder. From and after the date hereof, Acquiror and its officers and directors shall, and Acquiror shall instruct and cause Acquiror’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal.

Section 7.8           Acquiror Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X, Acquiror shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as (x) for actions taken in connection with the Acquiror Extension Approval or (y) consented to by Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)          change or amend the certificate of incorporation, bylaws or other organizational documents of Acquiror or any of its Subsidiaries, except as otherwise required by Law;

(b)          (i) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or any of its Subsidiary’s capital stock, except for dividends by any of Acquiror’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Acquiror or its Subsidiaries, other than a redemption of Acquiror Common Shares made as part of the Acquiror Share Redemptions;

60

(c)          incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between Acquiror and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d)          (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (i) issuance of Acquiror Common Shares pursuant to, and in accordance with the Sponsor Equity Backstop and any third party equity financing of Acquiror contingent upon the Closing, and (ii) issuance of the Merger Consideration, or (B) grant any additional options, warrants or stock appreciation rights with respect to Acquiror Securities not outstanding on the date hereof; or

(e)          enter into, or become bound by, any Contract except in the ordinary course of business or as reasonably necessary in connection with the transactions contemplated hereby.

(f)           enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.8.

Section 7.9            Post-Closing Directors and Officers of Acquiror. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:

(a)          the board of directors of Acquiror (the “Acquiror Board”) shall consist of nine (9) directors, which shall be divided into three classes, designated Class I, Class II and Class III, with each such class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Acquiror Board;

(b)          the composition and initial division into classes of the Acquiror Board shall consist of seven (7) directors designated in a written notice delivered by the Company to Acquiror prior to the effectiveness of the Registration Statement and the two (2) GPIAC Designated Directors, with one GPIAC Designated Director in each of Class II and Class III and the other directors being divided among the classes as set forth in such written notice from the Company (subject to Section 7.9(a));

(c)          the term of the initial Class I directors shall terminate on the date of the 2018 annual meeting of Acquiror’s stockholders; the term of the initial Class II directors shall terminate on the date of the 2019 annual meeting of Acquiror’s stockholders; and the term of the initial Class III directors shall terminate on the date of the 2020 annual meeting of Acquiror’s stockholders or, in each case, upon such director’s earlier death, resignation or removal; notwithstanding anything herein to the contrary, if any GPIAC Designated Director ceases to be on the Acquiror Board for any reason prior to the expiration of such GPIAC Designated Director’s initial term determined pursuant to this Section 7.9, then Sponsor shall designate a replacement, and Acquiror shall appoint such designee, to serve as a GPIAC Designated Director for the remainder of such initial term;

61

(d)          at least one GPIAC Designated Director shall be appointed to each Committee of the Acquiror Board through the 2020 annual meeting of Acquiror’s stockholders;

(e)          the Chairman of the Acquiror Board shall be Seth A. Ravin, who shall serve in such capacity until such time as may otherwise be determined by the Acquiror Board following the Effective Time or upon such Chairman’s earlier death, resignation or removal; and

(f)          the initial officers of Acquiror shall be as set forth on Section 7.9(f) of the Acquiror Disclosure Letter, subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Acquiror Board following the First Effective Time.

Article VIII

JOINT COVENANTS

Section 8.1         Preparation of Joint Proxy Statement/Registration Statement; Shareholders’ Meetings and Approvals.

(a)          Registration Statement and Prospectus.

(i)          As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror and the Company, as applicable, shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Acquiror Common Shares to be issued in connection with the transactions contemplated by this Agreement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Registration Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NASDAQ) in connection with the Mergers and the other transactions contemplated by this Agreement (the “Offer Documents”), including in connection with any tax disclosure in any Offer Document relating to the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code. The Company will cause the Joint Proxy Statement to be mailed to stockholders of the Company and Acquiror will cause the Joint Proxy Statement/Registration Statement to be mailed to Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

62

(ii)         To the extent that any opinions relating to the Tax treatment of the Integrated Transaction are required in connection with any Offer Document, the Company shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation, to deliver its opinion to the Company, and Acquiror shall use its reasonable best efforts to cause Skadden, Arps, Slate, Meagher & Flom LLP to deliver its opinion to Acquiror.

(iii)        In connection with the opinions relating to the Tax treatment of the Integrated Transaction required to be delivered in connection with any Offer Document, upon the request of Skadden, Arps, Slate, Meagher & Flom LLP and/or Wilson Sonsini Goodrich & Rosati, Professional Corporation, officers of each of the Company and Acquiror shall use their reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, as applicable, certificates, dated as of the necessary date for the relevant Offer Document, signed by such officer of the Company or Acquiror, as applicable, containing customary representations in connection with such opinions.

(iv)        Acquiror will advise the Company, promptly after Acquiror receives notice thereof, of the time when the Joint Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Joint Proxy Statement/Registration Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Joint Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and their counsel. Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or their counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement/Registration Statements or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Company or their counsel in any discussions or meetings with the SEC.

63

(v)         Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, and at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vi)        If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and/or the Acquiror Shareholders, as applicable.

(b)          Acquiror Shareholder Approval. Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and, solely with respect to the following clause (1), in any event within thirty (30) Business Days following such date of effectiveness, duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with the Acquiror Governing Documents, solely for the purpose of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto, and provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Rimini Street, Inc.” upon the Second Effective Time, (C) amendment and restatement of its Acquiror Governing Documents, in substantially the form attached as Exhibits B and C to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the First Merger, (F) approval of the issuance of more than twenty percent (20%) of Acquiror’s outstanding common stock pursuant to the rules of NASDAQ, (G) approval of the presence of a Substantial Shareholder (as defined in NASDAQ Rule 5635(e)(3)) having a greater than five percent (5%) in the consideration to be paid in the transactions contemplated hereby, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) approval of the adoption by Acquiror of the equity plans described in Section 7.3, (J) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (K) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the “Transaction Proposals”); provided, however, that notwithstanding anything to the contrary herein, there shall be no limit or restriction on Acquiror’s Boards of Directors’ right to withdraw, amend, qualify or modify its recommendation based on such directors’ finding in good faith (after consulting with legal counsel) that the failure to do so would constitute a breach of their fiduciary duties under applicable Law. Acquiror shall promptly notify the Company in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Company. Acquiror may only postpone or adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Acquiror Shareholders’ Meeting.

64

(c)          Company Stockholder Approvals. Company shall (A) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and, solely with respect to the following clause (1), in any event within twenty (20) Business Days following such date of effectiveness, duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) in accordance with the NRS, solely for the purpose of obtaining the Company Stockholder Approvals and, if applicable, any approvals related thereto and (B) take all other action necessary or advisable to secure the Company Stockholder Approvals or consent of its stockholders.

(d)          The Company and Acquiror shall use their reasonable best efforts to schedule and hold the Company Stockholders’ Meeting approximately ten (10) days prior to the Acquiror Shareholders’ Meeting.

Section 8.2           Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the First Merger, (c) endeavor in good faith to assist in optimizing the Company’s capital structure, giving due regard to the Company’s ongoing operating and financial requirements after consultation with the Company’s management, and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing and except as otherwise provided in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Mergers pursuant to the terms of any Contract (other than this Agreement and the agreements contemplated hereby) to which the Company or any of its Subsidiaries is a party.

65

Section 8.3           Escrow Agreement. Each of the Company, the Holder Representative, Acquiror and Merger Sub shall execute and deliver to one another the Escrow Agreement at the Closing.

Section 8.4           Tax Matters.

(a)          Acquiror and the Holder Representative shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the filing of Tax Returns and any Action regarding Taxes with respect to any Pre-Closing Tax Period of the Company or its Subsidiaries. Such Tax Returns with respect to Pre-Closing Tax Periods shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries unless otherwise required by applicable Law. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the conduct of Tax audits or proceedings as described in Section 12.3 hereof.

(b)          All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement, if any, shall be borne 50% by Acquiror and 50% solely from and to the extent of the Indemnification Escrow Amount, and Acquiror shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes, and upon Acquiror’s payment of such Transfer Taxes the Holder Representative and the GPIAC-Designated Directors shall instruct the Escrow Agent to satisfy such claim for Damages in respect of 50% of such Transfer Taxes (in the manner prescribed in Section 12.9).

(c)          None of Acquiror or any of its Affiliates shall (i) amend any Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or enter into any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Authority with respect to any Tax Return of the for any Pre-Closing Tax Period, (ii) consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (iii) take any action other on the Closing Date after the Closing with respect to the Company or any of its Subsidiaries other than in the ordinary course of business, or (iv) make any Tax election with respect to the Company or any of its Subsidiaries that has effect for any Pre-Closing Tax Period, in each case without the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

66

Section 8.5           Escrow Matters. Each of the Company, the Holder Representative, Acquiror and Merger Sub shall use their respective reasonable best efforts to negotiate in good faith and, prior to or concurrently with the Closing, enter into a mutually agreed escrow agreement (the “Escrow Agreement”) with each other and the Escrow Agent for the establishment of the escrow account and provision of the escrow services in accordance with the terms and subject to the conditions of this Agreement. The Escrow Agreement shall provide that all Indemnification Escrow Shares will be issued in the name of the applicable Escrow Stockholder from whom such Indemnification Escrow Shares were withheld and placed in escrow pursuant to Section 3.4, with full voting rights and entitlement to any dividends thereon, but subject to such restrictions, including with respect to transfer and encumbrance of such Indemnification Escrow Shares, as shall be set forth in the Escrow Agreement. For the purposes of the foregoing, it is understood and agreed that the Escrow Agent shall be deemed mutually agreed.

Section 8.6           Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company’s Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7           Cooperation with Financing. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing in the Company or Acquiror shall be subject to the parties’ mutual agreement), including (i) by providing such information and assistance (including available financial statements and other financial data relating to the Company and its Subsidiaries) as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

67

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1           Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)          The Acquiror Extension Approval shall have been obtained;

(b)          The Acquiror Shareholder Approval shall have been obtained;

(c)          The Company Stockholder Approvals shall have been obtained;

(d)          The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn;

(e)          All waiting periods under the HSR Act applicable to the Mergers shall have expired or been terminated;

(f)           All other material permits, approvals, clearances, and consents of or filings with any Antitrust Authorities required to be procured or made by Acquiror, Merger Sub and the Company in connection with the Mergers and the transactions contemplated by this Agreement shall have been procured or made, as applicable;

(g)          There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers;

(h)          There shall not be pending any Legal Proceedings by any Governmental Authority seeking to restrain or prohibit the consummation of the Mergers or any other transaction contemplated hereby;

(i)           The Available Acquiror Cash shall be no less than Fifty Million Dollars ($50,000,000); and

(j)           Following payment by Acquiror to its stockholders who have validly elected to have their Acquiror Common Shares redeemed for cash pursuant to Article 48 of the Acquiror Governing Documents and as part of the Acquiror Share Redemptions, the amount of immediately available cash in the Trust Account shall be no less than $5,000,001 (the “Minimum Trust Release Amount”); and

(k)          The shares of Acquiror Common Stock to be issued in connection with the First Merger shall have been conditionally approved for listing on NASDAQ, subject to run-off of Acquiror’s current listing and official notice from NASDAQ of such issuance with respect to Acquiror’s post-combination listing.

68

Section 9.2           Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)          (i) Each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3, 4.6 and 4.7(b) (the “Company Fundamental Representations”) of this Agreement shall be true and correct in all material respects, except for Section 4.6, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, (x) inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (y) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement;

(b)          Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(d)          The Escrow Agreement shall have been duly executed by all parties other than Acquiror and Merger Sub;

(e)          Since the date of this Agreement through the Closing Date, there shall not have been any Company Material Adverse Effect; and

Section 9.3           Conditions to the Obligations of the Company. The obligation of the Company to consummate the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

69

(a)          (i) Each of the representations and warranties of Acquiror contained in Sections 5.1, 5.2, 5.3, 5.9, 5.14 (the “Acquiror Fundamental Representations”) of this Agreement shall be true and correct in all material respects, except for Section 5.9, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, (x) inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect and (y) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement;

(b)          Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(d)          Since the date of this Agreement through the Closing Date, there shall not have been any Acquiror Material Adverse Effect;

(e)          The Escrow Agreement shall have been duly executed by all parties other than the Company and Holder Representative;

(f)           The directors designated pursuant to Section 7.9 shall have been appointed in accordance with the DGCL and the Acquiror Governing Documents to serve on the Acquiror Board effective as of the First Effective Time; and

(g)          Acquiror shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Acquiror immediately prior to the Closing, and all such funds released from the Trust Account shall be available to Acquiror in respect of all or a portion of the payment obligations set forth in Section 7.4 and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the transactions herein contemplated.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1         Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)          by written consent of the Company and Acquiror;

(b)          by either the Company or Acquiror if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;

70

(c)          by either the Company or Acquiror if the Acquiror Extension Approval shall have not been obtained by reason of the failure to obtain the required vote at the Extension Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)          by either the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e)          prior to the Closing, by written notice to the Company from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, (iii) the Closing has not occurred on or before August 31, 2017 (the “End Date”), unless Acquiror is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date; provided, however, that in the event any of the conditions set forth in Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.1(f), Section 9.1(i), Section 9.1(j) or Section 9.1(k) shall not have been satisfied on or before the End Date but all of the other conditions set forth in Section 9.1 have been satisfied or are capable of being satisfied on or before the End Date, either Acquiror or the Company may by notice delivered to the other party unilaterally extend the End Date to November 17, 2017, in which case the End Date shall be deemed for all purposes to be such date; provided, further, that in the event that Acquiror delivers such a notice to extend the End Date, any subsequent event of default of the Company under its current financing arrangements as a result of not raising such capital as the Company is required to obtain under such arrangements on or before September 1, 2017, shall not in itself be deemed a failure of any condition in Section 9.2 or give rise to a right to indemnification on the part of the Acquiror Pre-Closing Holders or (iv) a fully-executed copy of each of the Transaction Support and Voting Agreements has not been received by Acquiror by 5:00 p.m. EDT on the Business Day of the execution and delivery of this Agreement; or

71

(f)          prior to the Closing, by written notice to Acquiror from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the First Merger shall not have been consummated on the second Business Day (the “Notification Date”) after all of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the Notification Date; provided that the Company shall not terminate this Agreement pursuant to this Section 10.1(f)(ii) unless (A) the Company gives Acquiror prior notice of such proposed termination on or following the Notification Date and (B) the First Merger is not consummated on or prior to the day that is two Business Days following the date of delivery of such notice, (iii) the Closing has not occurred on or before the End Date (as may be extended as provided in Section 10.1(c)), unless the Company is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date, or (iv) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

Section 10.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any breach of this Agreement occurring prior to such termination, except that (i) the provisions of Sections 10.2, 13.5, 13.6, 13.7, 13.14 and 13.16 herein, Article XI herein, and the Confidentiality Agreement, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Acquiror nor the Company shall be relieved or released from any liabilities arising out of its willful and material breach of any covenant of this Agreement prior to such termination or willful and material breach of any of its representations and warranties set forth in this Agreement prior to such termination.

Article XI

HOLDER REPRESENTATIVE; GPIAC-DESIGNATED DIRECTORS

Section 11.1          Holder Representative.

(a)          Designation of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of Pre-Closing Holders as specified herein (the “Holder Representative”). The Company and each Pre-Closing Holder hereby appoints Robin Murray as the representative, agent and attorney-in-fact of the Pre-Closing Holders with full powers of substitution to act in the name, place and stead of the Pre-Closing Holders with respect to the performance on behalf of the Pre-Closing Holders under the terms and provisions of this Agreement and the related agreements, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Pre-Closing Holders as the Holder Representative deems necessary or appropriate without inquiry of and without additional approval from the Pre-Closing Holders in connection with any of the transactions contemplated by this Agreement and the related agreements, including those authorities identified in subsection (c) below. This grant of authority (including the appointment of agency and this power of attorney) (i) shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on the Pre-Closing Holders, (ii) is coupled with an interest and will be irrevocable and will not be terminated by any Pre-Closing Holder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Pre-Closing Holder or the occurrence of any other event, and any action taken by Holder Representative will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Pre-Closing Holder or Holder Representative will have received any notice thereof and shall be binding on any successor thereto and (iii) shall survive the delivery of an assignment by any Escrow Stockholder of the whole or fraction of his, her or its interest in the Indemnification Escrow Shares.

72

(b)          Replacement of Holder Representative. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Escrow Stockholders who collectively own more than fifty percent (50%) of the Indemnification Escrow Shares (the “Majority Holders”). In the event that a Holder Representative resigns or is removed in accordance herewith, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

(c)          Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are granted in this Section 11.1; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Pre-Closing Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to, for and on behalf of the Pre-Closing Holders (and, as applicable, the Escrow Stockholders):

(i)          from and after the Closing, negotiate and enter into amendments to this Agreement and the other related agreements;

(ii)         agree to, dispute, negotiate, compromise, settle and take other actions as may be necessary or desirable in respect of any matters contemplated by this Agreement or the other related agreements, including in connection with final calculation and determination of Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses, as contemplated in Section 3.6;

(iii)        authorize, administer or object to the release and disbursement of the Indemnification Escrow Shares pursuant to Section 12; provided, however, the Holder Representative is not acting as a withholding agent or in any similar capacity in connection with the Indemnification Escrow Shares and is not responsible for any Tax reporting or withholding with respect thereto;

(iv)        to deduct and/or hold back any funds that may be payable to any Pre-Closing Holder pursuant to the terms of this Agreement or the other related agreements in order to pay any amount that may be payable by such Pre-Closing Holder to the Holder Representative under the terms of this Section 11.1;

73

(v)         to give and receive all notices, communications and to receive and accept service of legal process in connection with any action, suit or proceeding arising under this Agreement or the other related agreements;

(vi)        to act for the Pre-Closing Holders with respect to all indemnification matters referred to in this Agreement or the other related agreements, including the right to negotiate and compromise on behalf of the Pre-Closing Holders any indemnification claim made by or against the Pre-Closing Holders;

(vii)       to disburse funds or Indemnification Escrow Shares (to the extent such Indemnification Escrow Shares are released to the Holder Representative pursuant to the terms of clause (xi) below) to third parties for expenses and liabilities;

(viii)      to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors on behalf of the Pre-Closing Holders, in each case following reasonable prior consultation with the Escrow Stockholders, to the extent practicable;

(ix)         to take or refrain from taking all actions necessary or appropriate on behalf of the Pre-Closing Holders in the sole judgment of Holder Representative for the accomplishment of the foregoing or required or permitted by the terms of this Agreement or the other related agreements; and

(x)          to do each and every act and exercise any and all rights which such Pre-Closing Holder, or any or all of the Pre-Closing Holders collectively, are permitted or required to do or exercise under this Agreement or any related agreement.

74

(xi)         The Holder Representative shall have no liability to Acquiror, the Company, any Pre-Closing Holder or any other holder of Common Stock or Options, with respect to actions taken or omitted to be taken in his capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct). The Escrow Stockholders shall indemnify, defend and hold harmless the Holder Representative from and against any loss, liability, damage, claim, costs, fees or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment), and shall advance and reimburse costs, fees and expenses, in each case arising out of or in connection with the performance of the Holder Representative of his duties in accordance with their Applicable Percentage (except for those arising out of the Holder Representative’s gross negligence or willful misconduct). A decision, act, consent or instruction of the Holder Representative shall constitute a decision of all Pre-Closing Holders and shall be final, binding and conclusive upon each such Pre-Closing Holder. The Holder Representative shall at all times be entitled to rely on any directions, acts, consents, waivers or instructions received from the Escrow Stockholders (acting unanimously) and shall act in accordance with such instructions. In the event that the Holder Representative does not receive unanimous direction from the Escrow Stockholders with respect to a given contemplated action, he shall have no obligation to take any such action or any liability with respect to the failure to take such action. If not paid directly to Holder Representative by the Escrow Stockholders, any such amounts may be recovered by Holder Representative from the Indemnification Escrow Shares at such time as remaining shares would otherwise be released to the Escrow Stockholders pursuant to Section 12.9; provided, that while this section allows Holder Representative to be paid from the aforementioned source of shares, this does not relieve the Escrow Stockholders from their obligation to promptly pay such amounts as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to him at law or otherwise. In no event will the Holder Representative be required (absent his specific agreement to do so, in his sole discretion) to incur costs, expenses or fees or advance its own funds on behalf of the Escrow Stockholders or the Pre-Closing Holders, or in any other manner in connection with the performance of his duties as the Holder Representative. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnity set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.

Notwithstanding any other provision contained herein, the Holder Representative shall not have authority to settle any claim in excess of the Indemnification Escrow Shares without the prior written consent of each Pre-Closing Holder responsible for the payment of any amount in excess of the Indemnification Escrow Shares.

Section 11.2          GPIAC-Designated Directors.

(a)          Designation the GPIAC Designated Directors. Prior to the effectiveness of the Registration Statement, the board of directors of Acquiror shall designate two individuals (the “GPIAC Designated Directors”) to serve as representatives of Acquiror from and after the First Effective Time and to act on behalf of Acquiror to take all necessary actions and make all decisions and direct all actions of Acquiror related to its rights and obligations (and the rights of the Acquiror Pre-Closing Holders and the GPIAC Indemnified Parties) hereunder and pursuant to the Escrow Agreement on behalf of Acquiror. In the event of a GPIAC Designated Director’s death, resignation, removal or refusal to serve, then, if prior to the First Effective Time, the board of directors of Acquiror or, if following the First Effective Time, the Sponsor, shall designate another individual as a replacement for such GPIAC Designated Director.

75

(b)          Authority and Rights of the GPIAC Designated Directors. Each of the GPIAC Designated Directors shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the GPIAC Designated Directors shall have no obligation to act on behalf of the Acquiror Pre-Closing Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the GPIAC Designated Directors shall have full power, authority and discretion, for and on behalf of the Acquiror Pre-Closing Holders (and as applicable to the extent provided in this Agreement, on behalf of Acquiror), to (i) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement, (ii) dispute, negotiate, settle and take other actions as may be required in connection with final calculation and determination of Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses, as contemplated in Section 3.6, and (iii) dispute, negotiate, settle and take other actions as may be required in connection with Article XII, including in respect of any Specified Co-Founder Fraud Claims and Specified Pre-Closing Holder Fraud Claims and to administer the release and cancellation of the Indemnification Escrow Shares or other disbursement pursuant to Section 14.4 and Section 12.8. None of the GPIAC Designated Directors shall have any liability to Acquiror, the Company or any holder of Acquiror Common Shares or Acquiror Preferred Shares or warrants to purchase Acquiror Common Shares or Acquiror Preferred Shares, with respect to actions taken or omitted to be taken in his or her capacity as a GPIAC Designated Director as designated hereunder (except for those arising out of such GPIAC Designated Director’s gross negligence or willful misconduct), but without effect on such GPIAC Designated Director’s duties to Acquiror and its shareholders in his or her capacity as a member of the board of directors of Acquiror in matters unrelated to this Agreement and the transactions contemplated hereby.

Article XII

INDEMNIFICATION

Section 12.1         Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for one (1) year after the Closing Date (the “Survival Expiration Date”); provided, further, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. No Indemnification Claim for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant that provides for performance following the Closing) may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying, in reasonable detail, the basis of the claim, and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date, or, to the extent arising out of a third party claim (including any claim by any Governmental Authority) asserted in writing prior to the Survival Expiration Date, such claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim.

Section 12.2          Indemnification.

(a)          Subject to Section 12.4, from and after the First Effective Time and until and through the Survival Expiration Date, holders of Acquiror Common Shares immediately before the First Effective Time (collectively, the “Acquiror Pre-Closing Holders” or the “GPIAC Indemnified Parties”) shall be entitled to indemnification from the Indemnification Escrow Shares for any and all Damages to the extent arising from:

76

(i)          any breach of any representation or warranty the Company has made in this Agreement or in the certificate to be delivered pursuant to Section 9.2(c) (a “Company Warranty Breach”) (provided that any qualification or exception relating to materiality, material adverse effect or “Company Material Adverse Effect” shall be disregarded for purposes of determining the amount of any Damages and for purposes of determining whether such representation or warranty has been breached);

(ii)         any breach by the Company or its Subsidiaries of any covenant or agreement of the Company or its Subsidiaries in this Agreement;

(iii)        any Deficit Amount, as finally determined in accordance with Section 3.6;

(iv)        any Pre-Closing Holder’s exercise of dissenters’ rights; and

(v)         any Legal Proceeding by any Pre-Closing Holder against Acquiror or the Company, or their respective officers and directors, in each case, arising out of or related to this Agreement or the Mergers.

(b)          Subject to Section 12.4, from and after the First Effective Time and until and through the Survival Expiration Date, Acquiror shall indemnify, defend and hold the Holder Representative and the Pre-Closing Holders (collectively, the “Seller Indemnified Parties”) harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Acquiror or Merger Sub has made in this Agreement or in the certificate to be delivered pursuant to Section 9.3(c) (an “Acquiror Warranty Breach”) (provided that any qualification or exception relating to materiality, material adverse effect or Acquiror Material Adverse Effect shall be disregarded solely for purposes of determining the amount of any Damages, but not for purposes of determining whether such representation or warranty has been breached) or (ii) any breach by Acquiror or Merger Sub of any covenant or agreement of Acquiror or Merger Sub in this Agreement.

(c)          The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) with respect to any Deficit Amount, in the manner set forth in Section 12.3(e); (iii) by a final judgment or decree of any court of competent jurisdiction; or (iv) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

Section 12.3          Indemnification Claim Procedures.

(a)          If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s Indemnification Claim under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the Survival Expiration Date.

77

(b)          An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that (1) the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnitor if (x) so requested by the Indemnitor in writing or (y) in the reasonable opinion of counsel to the Indemnified Party, representation of the Indemnified Party and the Indemnitor would create a conflict of interest; provided, that in any such circumstance the Indemnitor shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim, and (2) the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) and (B) if at any time the Indemnitor acknowledges in writing that such Action is a Damage subject to this Article XII, the Indemnitor may thereafter assume the defense of such Action.

(c)          If any Indemnified Party becomes aware of any circumstances that may be reasonably likely to give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Indemnified Party’s Indemnification Claim under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(c) prior to the Survival Expiration Date.

78

(d)          At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

(e)          The claim procedures otherwise specified in this Section 12.3 shall not apply to indemnification claims in respect of any Deficit Amount. In the event of a Deficit Amount, as finally determined in accordance with Section 3.6, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the GPIAC-Designated Directors and the Holder Representative shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Acquiror an amount of Acquiror Common Shares equal to (A) (i) the Deficit Amount, divided by $10.00; divided by (B) the Closing Ownership Ratio. Upon receipt of such Acquiror Common Shares from the Escrow Agent, Acquiror shall promptly cancel such shares.

Section 12.4         Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XII will be limited as follows:

(a)          Source and Order of Recovery. If there is determined to be any amount owing to a GPIAC Indemnified Party as a result of indemnification under this Article XII, the amount of then-remaining Indemnification Escrow Shares shall be a GPIAC Indemnified Party’s sole source of recovery with respect to any and all amounts owed to a GPIAC Indemnified Party pursuant to this Article XII, except in the case of fraud, in which case:

(i)          in respect of claims against (A) the Company or (B) a Co-Founder, whether in such Co-Founder’s capacity as a Stockholder, director, officer or employee of the Company, who was perpetrator or had actual knowledge of fraud (any such claim under clause (A) or clause (B), a “Specified Co-Founder Fraud Claim”), then (A) Damages shall first be paid out of the then-remaining Indemnification Escrow Shares and (B) if the amount then-remaining in the Indemnification Escrow Shares is insufficient to satisfy in full any amount owing to a GPIAC Indemnified Party in respect of such Specified Co-Founder Fraud Claim, then the GPIAC Indemnified Party shall only be entitled to recourse directly against the Co-Founders for the amount of Damages in excess of the then-remaining Indemnification Escrow Shares and shall not be entitled to recourse against any other Pre-Closing Holder in respect of such Specified Co-Founder Fraud Claim; and

79

(ii)         notwithstanding the foregoing, if a Pre-Closing Holder (other than the Co-Founders), whether in such Pre-Closing Holder’s capacity as a Stockholder, director, officer or employee of the Company, was a perpetrator or had actual knowledge of fraud (“Specified Pre-Closing Holder Fraud Claim”), then (A) Damages relating to such Specified Pre-Closing Holder Fraud Claim shall first be paid out of the then-remaining Indemnification Escrow Shares and (B) if the amount then-remaining in the Indemnification Escrow Shares is insufficient to satisfy in full any amount owing to a GPIAC Indemnified Party in respect of such Specified Pre-Closing Holder Fraud Claim, then the GPIAC Indemnified Party shall only be entitled to recourse directly against such Pre-Closing Holder and the Co-Founders for the amount of Damages in excess of the then-remaining Indemnification Escrow Shares and shall not be entitled to recourse against any other Pre-Closing Holder in respect of such Specified Pre-Closing Holder Fraud Claim; provided that the Pre-Closing Holder and the Co-Founders shall first satisfy their obligations to the GPIAC Indemnified Party in excess of the then-remaining Indemnification Escrow Shares through the delivery of Acquiror Common Shares then held by such Persons, pursuant to the formula described below. The amount of any Acquiror Common Shares necessary to satisfy any such excess shall equal (x) such excess amount of Damages to be satisfied through the delivery of Acquiror Common Shares divided by $10.00, divided by (y) the Closing Ownership Ratio. Upon determination of the amount of Acquiror Common Shares necessary to satisfy any Damages under this Section 12.4(a)(ii), such Pre-Closing Holder and such Co-Founders shall promptly and, in any event, within five (5) Business Days, remit such amount of Acquiror Common Shares to Acquiror for cancellation;

provided, however, that Section 12.4(a)(i) and Section 12.4(a)(ii) shall not be mutually exclusive and the liability of any Pre-Closing Holder or Co-Founder resulting from any claim that is finally determined pursuant to both a Specified Co-Founder Fraud Claim and a Specified Pre-Closing Holder Fraud Claim shall be several and shall be satisfied pursuant to Section 12.4(a)(i) and Section 12.4(a)(ii), as applicable, in the relative proportion of each such Persons’ comparative fault in respect of such claims.

(b)          Claims Basket. The GPIAC Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any Indemnification Claim made with respect to a Company Warranty Breach (other than Company Warranty Breaches with respect to Company Fundamental Representations) unless and until the amount of Damages (excluding costs and expenses of GPIAC Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the GPIAC Indemnified Parties that are the subject of such claim exceeds $75,000 (the “Per-Claim Basket”), and the GPIAC Indemnified Parties shall only be entitled to indemnification pursuant to this Article XII with respect to Indemnification Claims made with respect to Company Warranty Breaches (other than Company Warranty Breaches with respect to Company Fundamental Representations) to the extent the aggregate amount of all Damages (excluding costs and expenses of GPIAC Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the GPIAC Indemnified Parties for which the GPIAC Indemnified Parties are entitled to indemnification pursuant to this Article XII for all such Indemnification Claims (excluding amounts below the applicable Per-Claim Basket) exceeds One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) (the “Basket Amount”). Once the Basket Amount is exceeded, if at all, the GPIAC Indemnified Parties shall only be entitled to indemnification for such Damages to the extent both (i) such Damages considered on a per-claim basis exceed the Per-Claim Basket, and (ii) Damages in respect of all such Indemnification Claims that satisfy clause (i) of this sentence exceed the Basket Amount. Other than with respect to any claim or counterclaim for breach by Acquiror of any representations, warranties or covenants set forth in Article V or Article VII, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any Indemnification Claim made with respect to an Acquiror Warranty Breach (other than Acquiror Warranty Breaches with respect to Acquiror Fundamental Representations) unless and until the amount of Damages incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per-Claim Basket, and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to this Article XII with respect to Indemnification Claims made with respect to Acquiror Warranty Breaches (other than Acquiror Warranty Breaches with respect to Acquiror Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XII for all such Indemnification Claims (excluding amounts below the applicable Per-Claim Basket) exceeds the Basket Amount. Once the Basket Amount is exceeded, if at all, the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent both (i) such Damages considered on a per-claim basis exceed the Per-Claim Basket, and (ii) Damages in respect of all such Indemnification Claims that satisfy clause (i) of this sentence exceed the Basket Amount.

80

(c)          Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of insurance proceeds, Tax benefits actually realized by the Indemnified Party in the taxable year in which such indemnification payment is made, indemnification payments and other third-party recoveries which any Indemnified Party actually receives in respect of any Damages incurred by such Indemnified Party, net of applicable reserves, and deductibles, and reasonable internal or third party expenses actually incurred in obtaining or receiving such recoveries. In the event any Indemnified Party is entitled to any such insurance proceeds, Tax benefits, indemnity payments or any third-party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d)          Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)          Expenses. In the event that the Holder Representative assumes any defense of any Action for which a GPIAC Indemnified Party has sought indemnification, reasonable expenses incurred by any Seller Indemnified Party in connection therewith, including reasonable legal costs and expenses, shall constitute Damages for purposes of determining the maximum aggregate amount to which the GPIAC Indemnified Parties shall be entitled pursuant to Section 12.4(a).

81

(f)          Consequential, Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, or (iii) any lost profits, consequential, indirect or incidental damages.

(g)         Damages Reserved for on the Closing Balance Sheet. No GPIAC Indemnified Party shall be entitled to indemnification for any Damages in respect of any liability or obligation accrued or reserved for on the Closing balance sheet.

(h)         No Duplicate Claims. In the event a GPIAC Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other GPIAC Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of an Indemnification Claim under this Agreement.

(i)          Other Limitations. Notwithstanding anything else in this Agreement or otherwise, no Indemnified Party shall be entitled to recover Damages, and no equityholder, director, officer or employee of the Company shall have any liability hereunder as a result of any Action or announcement by the persons identified on Section 12.4(i) of the Company Disclosure Letter following the announcement of the transactions contemplated hereby.

Section 12.5     Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XII.

Section 12.6     Tax Treatment. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.

Section 12.7     Indemnification Sole and Exclusive Remedy. Following the Closing, except in the case of fraud, indemnification pursuant to this Article XII shall be the sole and exclusive remedy (other than for specific performance) of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement.

Section 12.8    Nature of GPIAC Indemnified Parties’ Recovery from Indemnity Escrow. Except as otherwise contemplated by Section 12.4(a), the Parties agree recovery by the GPIAC Indemnified Parties for any Damages (as finally determined pursuant to this Article XII) shall be satisfied from the Indemnification Escrow Shares by Escrow Agent’s release to Acquiror, and upon receipt thereof, Acquiror’s prompt cancellation of: an amount of Acquiror Common Shares equal to (A) such Damages, divided by $10.00; divided by (B) the Closing Ownership Ratio.

82

Section 12.9         Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Shares (if any) shall be released to the Escrow Stockholders in accordance with such holders’ relative Applicable Percentages on the first Business Day following the Survival Expiration Date; provided, however, that if any claim pursuant to this Article XII shall have been properly asserted by any GPIAC Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remain pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Shares released to the Escrow Stockholders shall be the amount of Indemnification Escrow Shares then held by the Escrow Agent, minus the aggregate number of Acquiror Common Shares equal to (A) the amount of such Pending Claim divided by $10.00, divided by (B) the Closing Ownership Ratio and (ii) any shares that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Escrow Stockholders entitled to receive the Merger Consideration in accordance with such holders’ relative Applicable Percentages promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 12.9 provides for the release of Indemnification Escrow Shares, each of the GPIAC-Designated Directors and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Shares in accordance with this Section 12.9 and the Escrow Agreement.

Article XIII

MISCELLANEOUS

Section 13.1         Trust Account Waiver. Each of the Company and Holder Representative acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company and Holder Representative further acknowledges that, as described in the prospectus dated May 19, 2015 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering. Each of the Company and Holder Representative acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) to Acquiror in limited amounts from time to time in order to permit Acquiror to pay its operating expenses; (ii) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (iii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Holder Representative, on behalf of the Pre-Closing Holders, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and Holder Representative’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Pre-Closing Holders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company and Holder Representative may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

83

Section 13.2         Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.3         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)          If to Acquiror or Merger Sub or, after the Closing, to the Company, to:

GP Investments Acquisition Corp.

150 E. 52nd Street, Suite 5003

New York, NY 10022

Attention:              Antonio Bonchristiano

Telecopy No.:       +1 (212) 430-4365

        + 55 11 3556-5566

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:              Paul T. Schnell

        Timothy M. Fesenmyer

Telecopy No.:       (212) 735-2000

Email:                    paul.schnell@skadden.com

                              timothy.fesenmyer@skadden.com

84

(b)          If to the Company, prior to the Closing, to:

Rimini Street, Inc.

3993 Howard Hughes Parkway

Suite 500

Las Vegas, NV 89169

Attention:              Daniel B. Winslow

                              Senior Vice President

                              and General Counsel

Telecopy No.:       (702) 973-7491

Email:                    dwinslow@riministreet.com

with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:              Jon C. Avina

                              Michael S. Ringler

Telecopy No.:       (650) 493-6811

Email:                    javina@wsgr.com

                               mringler@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.5         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the past, present and future officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the First Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and Article III, (iii) from and after the First Effective Time, the Sponsor shall be an intended third-party beneficiary of, and may enforce, Section 11.2, and (iv) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.16.

85

Section 13.6         Expenses. If the Closing shall not occur, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein, including all fees of its legal counsel, financial advisers and accountants; it being agreed and acknowledged by the parties that all such expenses of the Company and its Subsidiaries shall be deemed Transaction Expenses hereunder. If the Closing shall occur, Acquiror shall bear all expenses incurred by the parties hereto in connection with this Agreement and the transactions herein, including all fees of such parties respective legal counsel, financial advisers and accountants; and the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.5.

Section 13.7         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except that (a) the internal affairs of the Company, and (b) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the NRS shall be governed by the Laws of the State of Nevada.

Section 13.8         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9         Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the applicable Disclosure Letter, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

86

Section 13.10       Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and (ii) that certain Non-Disclosure Agreement, dated as of April 6, 2017, between Sponsor and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

Section 13.11       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized (including pursuant to the provisions of Article XI) agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 13.12        Publicity.

(a)          All press releases or other public communications relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.12(a).

(b)          The restriction in Section 13.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. For the avoidance of doubt, disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Agreement.

Section 13.13       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

87

Section 13.14        Jurisdiction; Waiver of Jury Trial.

(a)          Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.14.

(b)          Each party acknowledges and agrees that any controversy which may arise under this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby.

Section 13.15       Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 13.16       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve (i) any party for liability with respect to fraud committed by such party or (ii) any Pre-Closing Holder, (including any Co-Founder) for liability with respect to fraud perpetrated by or actually known to such Pre-Closing Holder, in accordance with, in the case of each of clause (i) and (ii), Section 12.4(a). Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

88

Section 13.17        Conflicts and Privilege. Acquiror, the Company and the Holder Representative hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among Acquiror, the GPIAC Designated Directors and/or the Sponsor, on the one hand, and the Company, the Pre-Closing Holders, the Holder Representative and/or the Escrow Stockholders, on the other hand, any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the GPIAC Designated Directors and/or the Sponsor prior to the Closing may represent the GPIAC Designated Directors and/or Sponsor in such dispute even though the interests of the GPIAC Designated Directors and/or Sponsor may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the GPIAC Designated Directors and/or the Sponsor.  Acquiror, the Company and the Holder Representative further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the GPIAC Designated Directors and/or the Sponsor prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated by this Agreement, the attorney/client privilege and the expectation of client confidence belongs to the GPIAC Designated Directors and may be controlled by such GPIAC Designated Directors, and shall not pass to or be claimed or controlled by Acquiror (after giving effect to the Closing), the Company and the Holder Representative; provided that the GPIAC Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror, Sponsor or the GPIAC Appointed Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

89

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GP INVESTMENTS ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
	Name:	Antonio Bonchristiano
	Title:	Chief Executive Officer

LET’S GO ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
	Name:	Antonio Bonchristiano
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

RIMINI STREET, INC.

By:	/s/ Seth A. Ravin
	Name:	Seth A. Ravin
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ROBIN MURRAY, solely in his capacity as Holder Representative

/s/ Robin Murray

[Signature Page to Agreement and Plan of Merger]